Exhibit 2.2

PURCHASE AGREEMENT

by and among

Thomas Scientific, LLC,

Denville Scientific, Inc.,

and

Harvard Bioscience, Inc.

Dated as of January 22, 2018

TABLE OF CONTENTS

1. DEFINITIONS AND USAGE	1
1.1 Definitions	1
1.2 Usage.	15
2. CONTRIBUTIONS OF ASSETS; CLOSING	16
2.1 Assets to be Contributed	16
2.2 Excluded Assets	18
2.3 Consideration	19
2.4 Liabilities.	19
2.5 Allocation	21
2.6 Closing	21
2.7 Closing Obligations	21
2.8 Adjustments to Closing Cash Payment.	23
2.9 Earn-Out Payments	26
2.10 Consents.	26
2.11 Escrow	27
2.12 Seller’s Representative	27
3. REPRESENTATIONS AND WARRANTIES OF SELLER	28
3.1 Organization and Good Standing	28
3.2 Power and Authority; Enforceability; No Conflict; Capitalization; Subsidiaries	28
3.3 Financial Statements	29
3.4 Books and Records	30
3.5 Condition of Assets	30
3.6 Related Party Transactions	30
3.7 Real Property.	30
3.8 Title to Assets; Encumbrances.	32
3.9 Accounts Payable	32
3.10 Accounts Receivable	33
3.11 Inventories	33
3.12 No Undisclosed Liabilities	33
3.13 Tax Matters	33
3.14 Broker Fees	35
3.15 Employee Benefits.	35
3.16 Compliance with Legal Requirements; Governmental Authorizations; Consents.	37

3.17 Legal Proceedings; Orders.	38
3.18 Absence of Certain Changes and Events	39
3.19 Contracts; No Defaults.	40
3.20 Insurance	41
3.21 Environmental Matters	42
3.22 Labor Matters.	43
3.23 Intellectual Property Assets	44
3.24 Customers and Suppliers.	47
3.25 Solvency	48
3.26 Product Liability Matters; Product Returns; Product Compliance.	48
3.27 Anti-Corruption, Anti-Money Laundering, Sanctions.	49
3.28 Bank Accounts	50
4. REPRESENTATIONS AND WARRANTIES OF BUYER	50
4.1 Organization and Good Standing	50
4.2 Authority; No Conflict; Consents.	50
4.3 Certain Proceedings	51
4.4 Solvency	51
4.5 Broker Fees	51
5. COVENANTS	51
5.1 Public Announcements	51
5.2 Employee and Related Matters.	52
5.3 Expenses	54
5.4 Confidentiality.	55
5.5 Name	55
5.6 Preservation of Records	56
5.7 Removing Excluded Assets	56
5.8 Reports and Returns	56
5.9 Assistance in Proceedings	56
5.10 Marks	56
5.11 Further Assurances	56
5.12 Transition Services	57
5.13 Transferred Bank Accounts	57
5.14 Attorney-Client Privileged Communications	57
6. TAX MATTERS	57

ii

6.1 Sales and Transfer Taxes	57
6.2 Tax Returns.	58
6.3 Allocation for Straddle Period	59
6.4 Amended Returns or Elections	59
6.5 Character of Payments	59
7. INDEMNIFICATION; REMEDIES	59
7.1 Survival	59
7.2 Indemnification and Reimbursement by Seller and Stockholder	59
7.3 Indemnification and Reimbursement by Buyer	60
7.4 Limitations on Indemnification.	60
7.5 Indemnification Procedures.	61
7.6 Sole and Exclusive Remedy	63
7.7 Adjustment to Purchase Price	63
7.8 Source of Recovery	63
7.9 Additional Indemnification Provisions.	63
8. GENERAL PROVISIONS	64
8.1 Notices	64
8.2 Jurisdiction; Service of Process	65
8.3 Enforcement of Agreement	65
8.4 Waiver; Remedies Cumulative	65
8.5 Entire Agreement and Modification	66
8.6 Assignments, Successors and No Third-Party Rights	66
8.7 Severability	66
8.8 Construction	66
8.9 Time of Essence	66
8.10 Governing Law	66
8.11 Execution of Agreement	66

Exhibit A Escrow Agreement

Exhibit B Bill of Sale

Exhibit C Assignment and Assumption Agreement

Exhibit D-1 Mark Assignment and Assumption

Exhibit D-2 Domain Name Assignment and Assumption

iii

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is dated as of January 22, 2018, by and among Thomas Scientific, LLC, a Delaware limited liability company (“Buyer”), Denville Scientific, Inc., a Delaware corporation (“Denville” or “Seller”), and Harvard Bioscience, Inc., a Delaware corporation (“Stockholder”), in its individual capacity and in its capacity as representative of Seller and Stockholder in accordance with Section 2.12 (in such capacity, “Seller’s Representative”).

RECITALS

WHEREAS, Seller is in the business of distributing laboratory products consisting of consumables, molecular and cell biology reagents, and benchtop equipment (as conducted by Seller prior to and as of the Closing Date, the “Business”);

WHEREAS, Stockholder owns all of the issued and outstanding capital stock of Denville; and

WHEREAS, Seller desires to contribute to Buyer, and Buyer desires to receive from Seller, the Assets (as defined herein) of Seller, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1.                  DEFINITIONS AND USAGE

1.1              Definitions. For purposes of this Agreement (including any Exhibit, Annex or Schedule hereto), the terms referred to in this Section 1.1 and variations thereof shall have the meanings specified below or as otherwise set forth herein.

“Accounts Receivable” means (a) trade accounts receivable and other rights to payment from customers of Seller, including amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) other accounts or notes receivable of Seller, and (c) any claim, remedy or other right related to any of the foregoing.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, assessment, regulatory inquiry, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Active Employees” has the meaning set forth in Section 3.22(a).

“Adjustment Amount” means the sum of (a) Final Working Capital minus Estimated Working Capital (which may be a negative number), plus (b) Final Closing Cash minus Estimated Closing Cash (which may be a negative number), minus (c) Final Closing Indebtedness minus Estimated Closing Indebtedness (which may be a negative number.

“Adjustment Report” has the meaning set forth in Section 2.8(b).

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Documents” means the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Restrictive Covenant Agreement, and each other agreement, document, certificate or instrument delivered pursuant hereto or in connection herewith.

“Anti-Corruption Laws” means laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial), which apply to the business and dealings of Seller; including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”), the UK Bribery of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means laws, regulations, rules or guidelines relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements, which apply to the business and dealings of Seller; such as, without limitation, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, and any related or similar Law issued, administered or enforced by any Governmental Body in all other jurisdictions where Seller conducts the Business or owns Assets.

“Arbitrator” has the meaning set forth in Section 2.8(c).

“Assets” has the meaning set forth in Section 2.1.

“Asset Taxes” has the meaning set forth in Section 6.2(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.7(a)(ii).

“Assumed Contracts” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.4(a).

“Base Amount” means $17,000,000.

“Bill of Sale” has the meaning set forth in Section 2.7(a)(i).

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York are permitted or required to be closed.

“Business Insurance Policies” has the meaning set forth in Section 3.20.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Indemnified Persons” has the meaning set forth in Section 7.2.

“Buyer Plans” has the meaning set forth in Section 5.2(c).

“Cap” has the meaning set forth in Section 7.4(b).

“Card Association” means VISA International, Inc. and VISA U.S.A., Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche and any other payment card association, debit card network or similar entity having clearing or oversight responsibilities, in each case with whom Seller may directly or indirectly have a sponsorship or similar agreement and any legal successor organizations or association of any of them.

“Cash” means, without duplication, (i) cash and cash equivalents (including cash in the bank, cash on hand, marketable securities and short-term investments) of Seller, plus (ii) all checks and funds received by Seller or banks (in respect of checks deposited or funds paid to any Seller accounts), regardless of whether cleared, minus (iii) all bank overdrafts and checks written, issued and/or outstanding of Seller, regardless of whether cleared.

“Closing” has the meaning set forth in Section 2.6.

“Closing Cash” means all Cash of Seller as of the Measuring Time.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Indebtedness” means all Indebtedness of Seller as of immediately prior to the Closing.

“COBRA” has the meaning set forth in Section 5.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.4(a).

“Confidential Information” means all information of a confidential, non-public and proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to Buyer, its Related Persons, the Assets, the Assumed Liabilities or the Business, including, products, services or research or development of Seller or their suppliers, distributors, customers, independent contractors or other business relations and includes the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods);  (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Seller’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Trade Secrets (as defined hereunder); confidential know-how; confidential compilations of data, analyses, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) confidential inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related non-public information (whether or not patentable). Confidential Information excludes any information that: (a) is or becomes publicly available other than through disclosure by Seller, Stockholder or their Related Persons or Representatives in violation of Section 5.4; (b) is lawfully disclosed to Seller from any third party without obligation of confidentiality; or (c) is independently developed by Seller without use of any Confidential Information.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any agreement, contract, purchase order, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding. “Contract” shall be deemed to include any group of related Contracts.

“Copyrights” has the meaning set forth in Section 3.23(a)(iii).

“covered dependents” has the meaning set forth in Section 5.2(c).

“Damages” means any loss, Liability, Tax, claim, damage and expense (including reasonable costs of defense and reasonable attorneys’ or advisors’ fees and expenses); provided, however, that “Damages” shall not include punitive damages, except to the extent any such punitive damages are required to be paid to a third party pursuant to a Third Party Claim.

“Deductible” has the meaning set forth in Section 7.4(a).

“Denville” has the meaning set forth in the preamble hereto.

“Disabling Devices” means computer software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, ransomware, spyware, adware, scareware, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising, locking, or disclosing user data.

“Domain Names” has the meaning set forth in Section 3.23(a)(v).

“Disclosure Schedules” means the Disclosure Schedules referred to in Article 3 hereof.

“Employee Plans” means (i) each “employee benefit plan” (as such term is defined in ERISA Section 3(3)), whether or not subject to ERISA; (ii) each employment, individual consulting or independent contractor, restrictive covenant (including confidentiality, non-competition and non-solicitation), bonus, incentive, option, equity purchase or other equity-based compensation, deferred compensation, loan, severance, termination, retention, change of control, collective bargaining or other agreement with any works council or association; (iii) profit sharing, pension, retirement, 401(k), vacation or other paid or unpaid leave, medical or other welfare, disability, fringe benefit; and (iv) any other employee or retiree benefit or compensation agreement, arrangement, plan, program, policy, funding mechanism, reimbursement arrangement or other arrangement, whether or not subject to ERISA or written or unwritten or legally binding or not, in each case, (A) that is maintained, sponsored, contributed to or entered into by Seller or any ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Seller, or the beneficiaries or dependents of any such individual, or (B) under which Seller may have any material Liability.

“Employee PII” has the meaning set forth in Section 3.23(k).

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien (statutory or otherwise), option, pledge, security interest, mortgage (including a leasehold mortgage), deed of trust (including a leasehold deed of trust), deed to secure debt (including a leasehold deed to secure debt), right of way, imperfection of title, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, and including any conditional sale or other title retention agreement, any lease in the nature thereof and any assignment, deposit agreement, financing lease, or other preferential arrangement intended as, or having the effect of, security, and the filing of or agreement to permit the filing of a financing statement under the Uniform Commercial Code of any jurisdiction.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any Liability or any other responsibility arising from or as a result of the presence, existence or alleged presence or existence of Hazardous Materials in, on, under, at or emanating from any real property, or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial” and “response action” as used in this definition include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” means any Legal Requirement that requires or relates to (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or Hazardous Materials or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting the Environment, resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (i) handling of Hazardous Materials; or (j) protection of human health, ecological resources or the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with Seller, is or would have been at any date of determination occurring within the preceding six (6) years, treated as a single employer within the meaning of Section 414 of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement, in substantially the form attached hereto as Exhibit A, by and among Buyer, Seller’s Representative and Escrow Agent.

“Escrow Amount” means the sum of the Indemnity Escrow Amount and the Working Capital Escrow Amount.

“Estimated Cash Payment” means an amount equal to the Base Amount plus (a) the amount by which Estimated Working Capital exceeds Target Working Capital, if any, minus (b) the amount by which Target Working Capital exceeds Estimated Working Capital, if any, plus (c) Estimated Closing Cash (which may be a negative number), minus (d) Estimated Closing Indebtedness, minus (e) 50% of the fees and expenses of the Escrow Agent pursuant to Section 2.11.

“Estimated Closing Cash” has the meaning set forth in Section 2.8(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.8(a).

“Estimated Report” has the meaning set forth in Section 2.8(a).

“Estimated Working Capital” has the meaning set forth in Section 2.8(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(j).

“Excluded Employees” has the meaning set forth in Section 5.2(a).

“Exempted Products” means microvolume spectrophotometers.

“Facility” has the meaning set forth in Section 3.7(b).

“FDA” means the Food and Drug Administration of the United States.

“Final Closing Cash” has the meaning set forth in Section 2.8(e).

“Final Closing Indebtedness” has the meaning set forth in Section 2.8(e).

“Final Working Capital” has the meaning set forth in Section 2.8(e).

“Financial Statements” has the meaning set forth in Section 3.3.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2(a)-(c), 3.8 and 3.14.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means, with respect to any Person, to the extent applicable, the memorandum of association, articles of association, articles of incorporation, articles of organization, certificate of incorporation, certificate of formation, charter, certificate of limited partnership, bylaws and any stockholders agreement, partnership agreement, operating agreement, limited liability company agreement, limited partnership agreement, joint venture agreement, voting agreement, voting trust agreement or other organizational document or agreement, if any, of such Person and any amendments or supplements thereof.

“Governmental Authorization” means any Consent, license, clearance, approval, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government; (ii) any public international organization; (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition; (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition; or (v) any political party.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Body; (ii) any political party or party official or candidate for political office; (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF) or Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI); or (iv) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Body.

“Hardware” means computers (including servers), Software and all associated other information technology equipment used by Seller in the operation of the Business, including assets used to provide services to customers, but excluding Software or information technology equipment to the extent operated by a telecommunications provider or other third parties.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of Seller’s facilities or any part thereof into the Environment and any other act, business, operation or thing that poses an unreasonable risk of harm, to persons or property on or off Seller’s facilities.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or which contains polychlorinated bipheyls (PCBs), volatile organic compounds (VOCs), semi-volatile organic compounds (sVOCs), gasoline, diesel fuel, other petroleum hydrocarbons, petroleum products or byproducts, asbestos, presumed asbestos-containing material or asbestos-containing material, and urea formaldehyde.

“Inbound Intellectual Property License” has the meaning set forth in Section 3.23(c).

“Indebtedness” means, at any particular time, without duplication, (i) Seller’s indebtedness for borrowed money, (ii) obligations of Seller evidenced by bonds, debentures, notes, or hedging or swap arrangements or other similar instruments or debt securities, (iii) letters of credit and bankers’ acceptances issued for the account of Seller, in each case whether or not drawn, (iv) capital lease obligations of Seller, (v) indebtedness for the deferred purchase price of property or services with respect to which Seller is liable, (vi) obligations created or arising under conditional sale or other title retention Contracts with respect to property acquired by Seller, (vii) Seller’s obligations pursuant to factoring Contracts for accounts receivable, (viii) all accrued interest, prepayment premiums or penalties related to any of the foregoing, and (ix) the items described in clauses (i) though (viii) of another Person secured by a Encumbrance on the property of Seller or of which Seller is a guarantor or for which Seller has otherwise agreed to assume responsibility, in whole or in part.

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Indemnity Escrow Amount” means $1,020,000.

“Indemnity Escrow Fund” means the Indemnity Capital Escrow Amount held pursuant to the Escrow Agreement.

“Independent Contractor” has the meaning set forth in Section 3.22(e).

“Intellectual Property Assets” has the meaning set forth in Section 3.23(a).

“Intellectual Property Licenses” has the meaning set forth in Section 3.23(d).

“Inventors” has the meaning set forth in Section 3.23(h).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Item of Dispute” has the meaning set forth in Section 2.8(c).

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Jeff Duchemin, Robert Gagnon, Paul Hajjar and John Christensen, in each case, following reasonable inquiry of their direct reports that have primary responsibility for the matter to which “Knowledge of Seller” or “Seller’s Knowledge” applies.

“Law” or “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty or similar legal requirement of any Governmental Body.

“Leases” has the meaning set forth in Section 3.7(b).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks” has the meaning set forth in Section 3.23(a)(i).

“Material Adverse Change” or “Material Adverse Effect” means any fact, event, condition, change, development or circumstance, or any series of facts, events, conditions, changes, developments or circumstances, which (individually or in the aggregate) has had or would reasonably be expected to have a material and adverse effect upon (a) the business, operations, assets (including the Assets), Liabilities, financial condition, or operating results of Seller or (b) the ability of Seller to perform their obligations under this Agreement or consummate the Contemplated Transactions; provided, however, that “Material Adverse Change” and “Material Adverse Effect” shall not include any fact, event, condition, change, development or circumstance, or any series of facts, events, conditions, changes, developments or circumstances, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates (iv) any changes in applicable Laws or accounting rules, including GAAP; or (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, provided further that, any fact, event, condition, change, development or circumstance, or any series of facts, events, conditions, changes, developments or circumstances, referred to in clauses (i)-(v) shall be taken into consideration in determining whether a Material Adverse Change or a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such fact, event, condition, change, development or circumstance or series of facts, events, conditions, changes, developments or circumstances (individually or in the aggregate) has had or would reasonably be expected to have a disproportionate impact on Seller, the Business and the Assets, taken as a whole, as compared to other similarly-situated participants in the industry in which Seller, the Business and the Assets participate.

“Material Contracts” has the meaning set forth in Section 3.19(b).

“Measuring Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Most Recent Balance Sheet Date” means December 31, 2017.

“Most Recent Monthly Financial Statements” has the meaning set forth in Section 3.3.

“Most Recent Year-End Financial Statements” has the meaning set forth in Section 3.3.

“Names” has the meaning set forth in Section 5.5.

“Objection Notice” has the meaning set forth in Section 2.8(c).

“Occupational Safety and Health Law” means any Legal Requirement for the provision of safe and healthful working conditions and/or reduction of occupational safety and health hazards, including the Occupational Safety and Health Act.

“Offset Right” has the meaning set forth in Section 7.8.

“Opt-out Notifications” has the meaning set forth in Section 3.23(j).

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means, with respect to any Person, an action or omission which is (a) consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are of the same size and in the same line of business as such Person. Unless otherwise specified, “Ordinary Course of Business” means the Ordinary Course of Business of Seller.

“Outbound Intellectual Property License” has the meaning set forth in Section 3.23(d).

“Owned Intellectual Property Assets” has the meaning set forth in Section 3.23(b).

“Patents” has the meaning set forth in Section 3.23(a)(ii).

“Payoff Letters” has the meaning set forth in Section 2.7(a)(viii).

“PCI Requirements” means rules, regulations, standards, policies, manuals, and procedures of the Card Associations, including, with respect to the processing of credit card information, the Payment Card Industry Data Security Standards (PCI-DSS), in each case as applicable to Seller.

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet due and payable or being contested in good faith, (b) statutory or common law liens incurred in the Ordinary Course of Business to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (c) statutory liens, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens incurred in the Ordinary Course of Business, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Law, and (e) with respect to the Assets, Encumbrances incurred in the Ordinary Course of Business which, individually or in the aggregate, do not materially impair the value or use of the Asset to which they relate in the Business as currently conducted; provided, however, that “Permitted Encumbrances” shall not include any Encumbrances securing indebtedness for borrowed money.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company, firm or other enterprise, association, organization, entity or Governmental Body.

“PII” has the meaning set forth in Section 3.23(j).

“Product” means any product or service developed, marketed, distributed, sold, offered for sale or otherwise introduced into the stream of commerce by Seller.

“Purchase Price” has the meaning set forth in Section 2.3.

“Recall” means a removal or correction of a marketed product, whether or not the FDA would consider the product to be in violation of the Laws it administers.

“Records” has the meaning set forth in Section 2.1(i).

“Related Person” means (a) with respect to an individual, each other member of such individual’s Family, any Person that is directly or indirectly controlled by such individual or any one or more members of such individual’s Family; any Person with respect to which one or more members of such individual’s Family serves as a manager, director, officer, partner, executor or trustee (or in a similar capacity), or any trust of which such individual or a member of such individual Family is a trustee, grantor, settlor or beneficiary, and (b) with respect to a specified Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by (including any Subsidiary of such Person) or is directly or indirectly under common control with such specified Person; each Person that serve as a manager, director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); or any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; and (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree (whether by birth, adoption or otherwise) and (iv) any other natural person who resides with such individual.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment.

“Relevant Statutes” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. ch.9 §301 et seq.); U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.); the U.S. Anti−Kickback Statute (42 U.S.C. §1320a−7(b)); the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009; Title XVIII of the Social Security Act (“SSA”) (Medicare); Title XIX of the SSA (Medicaid); Title 10, Chapter 55 of the U.S.C. (TRICARE); the Stark Law (42 U.S.C. § 1395nn); the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.) (the “False Claims Act”); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); the Federal Health Care Fraud Law (18 U.S.C. § 1347); and the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001).

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; and/or (d) to bring all of Seller’s facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, potential financing source, Related Person, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement, dated as of the date hereof, by and among Seller, Stockholder and Buyer.

“Retained Liabilities” has the meaning set forth in Section 2.4(b).

“Sales and Transfer Taxes” has the meaning set forth in Section 6.1.

“Sanctions Laws and Regulations” means (i) all laws, regulations and Executive Orders administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), including without limitation, the Trading With the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, regulations found at Title 31, Subtitle B, Chapter 5 of the U.S. Code of Federal Regulations (C.F.R.) and any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time; (ii) any U.S. sanctions related to or administered by the U.S. Department of State; or (iii) any sanctions laws, regulations, directives, measures or embargos imposed or administered by the United Nations Security Council, Her Majesty’s Treasury, the European Union, or any other jurisdiction that has or will in the future issue a restrictive trade law applicable to Seller.

“Sanctions Target” means: (i) any country or territory that is the subject of country-wide or territory-wide Sanctions, including, but not limited to, as of the date of this Agreement, Iran, Cuba, Syria, Sudan, Crimea, and North Korea, where such activities would be prohibited by applicable law; (ii) a person or entity that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC, the European Union, or any equivalent list of sanctioned persons issued by the U.S. Department of State or other relevant government entities; or (iii) a person or entity that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Laws and Regulations.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Indemnified Persons” has the meaning set forth in Section 7.3.

“Seller Straddle Returns” has the meaning set forth in Section 6.2(a).

“Seller’s Representative” has the meaning set forth in the preamble hereto.

“Service Provider” has the meaning set forth in Section 5.12.

“Significant Customer” has the meaning set forth in Section 3.24(a).

“Significant Supplier” has the meaning set forth in Section 3.24(a).

“Software” means all computer programs, and subsequent versions thereof, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form and all documentation related thereto or associated therewith.

“SSA” has the meaning set forth in Section 3.16(d).

“Stockholder” has the meaning set forth in the preamble hereto.

“Straddle Period” has the meaning set forth in Section 6.3.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Survival Period” has the meaning set forth in Section 7.1.

“Systems” has the meaning set forth in Section 3.23(m).

“Tangible Personal Property” means machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Working Capital” means $5,780,458.06.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment excise, workers compensation, health insurance, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, equity securities, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, gains, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) a liability for amounts of the type described in clause (i) imposed as a result of Treasury Regulations Section 1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise, or (iii) any penalties or fees for failure to file or late filing of any Tax Returns.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 7.5(b).

“Third Party Claim Notice” has the meaning set forth in Section 7.5(b).

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Trade Secrets” has the meaning set forth in Section 3.23(a)(iv).

“Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses unpaid as of immediately prior to the Closing incurred or to be incurred (prior to and through the Closing) by Seller, its Related Persons and all of their respective Representatives in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, (i) all such fees, costs and expenses of counsel, accountants, financial advisors, experts, consultants or other advisors, (ii) 50% of the fees and expenses of the Escrow Agent pursuant to Section 2.11, and (iii) all payments made or required to be made to any current or former employee, officer, director or manager (or equivalent) of Seller as a result of the transactions contemplated by this Agreement or the Ancillary Documents (and not as a result of any events occurring from and after the Closing), including, without limitation, any change of control payment, transaction bonus, sale bonus, deferred compensation, severance, “success” fee and similar obligation and any other payment obligation payable solely as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Documents (including in respect of accrued vacation and other benefits) and including the employer portion of any Federal Insurance Contributions Act tax or similar employment Taxes payable in connection therewith.

“Transfer” means sell, assign, pledge, gift, convey, transfer or otherwise disposed of; “Transferred” shall have the correlative meaning.

“Transferred Employees” has the meaning set forth in Section 5.2(a).

“Transition Services” has the meaning set forth in Section 5.12.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1998, as amended, and any other state Legal Requirements respecting reductions in force or impact on the affected plant closings or sales of businesses.

“Working Capital” means the current assets of Seller set forth on Disclosure Schedule 1.1 under the heading “Current Assets” as of the Measuring Time, minus the current liabilities of Seller set forth on Disclosure Schedule 1.1 hereto under the heading “Current Liabilities” as of the Measuring Time, subject to the adjustments set forth on Disclosure Schedule 1.1 hereto under the heading “Definitional Adjustments” as of the Measuring Time, in each case calculated in accordance with GAAP and, to the extent consistent with GAAP, applied using the same principles, practices, methodologies and policies used in preparing the Most Recent Year-End Financial Statements, including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Most Recent Year-End Financial Statements), subject in all cases to any exceptions reflected in the calculation of the current assets and current liabilities on Disclosure Schedule 1.1 hereto, except calculations of Working Capital shall not include any purchase accounting or other adjustment arising out of the consummation of the Contemplated Transactions or Tax assets or Tax liabilities (whether in respect of deferred Taxes or otherwise).

“Working Capital Escrow Amount” means $250,000.

“Working Capital Escrow Fund” means the Working Capital Escrow Amount held pursuant to the Escrow Agreement.

1.2              Usage.

(a)                Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated hereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section, Schedule or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)               Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)                Coulbourn Instruments, LLC. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, Working Capital, Closing Cash, Closing Indebtedness, the Financial Statements, and the list of Significant Customers and Significant Suppliers shall be calculated excluding amounts attributable to Coulbourn Instruments, LLC.

2.                  CONTRIBUTIONS OF ASSETS; CLOSING

2.1              Assets to be Contributed. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall contribute, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall receive, purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the assets of Seller, including the following (but excluding the Excluded Assets) (collectively, the “Assets”):

(a)                all Contracts to which Seller is a party and all indemnities owed to Seller thereunder, other than any Excluded Contracts (the “Assumed Contracts”);

(b)               all of Seller’s machinery, equipment, hardware, furnishings, fixtures, leasehold improvements (excluding, for the avoidance of doubt, the leasehold improvements and fixtures owned by any landlord and/or sublandlord of Seller), vehicles, parts, supplies, and other tangible property, together with any express or implied warranty of the manufacturers or sellers of any item or component thereof;

(c)                all Leases (written or oral) of Seller, other than Excluded Contracts;

(d)               all raw materials, work-in-process, finished goods, inventories, supplies, purchased parts, and other tangible property of Seller of any kind whatsoever, including, without limitation, all such property of Seller of any kind located in any building, office, warehouse or other space leased, owned or occupied by Seller;

(e)                all security deposits, customer deposits, prepayments, prepaid expenses, claims, refunds and deferred items, to the extent assignable under applicable Legal Requirements;

(f)                all Cash (including all petty cash and cash on hand) and accounts, notes and other receivables of Seller, and all deposit, bank, demand, time, savings, passbook and similar accounts maintained by Seller with a bank, brokerage, investment company, financial institution, depositary institution or similar entity, but only to the extent such Cash is reflected in the Final Closing Cash and receivables are reflected in the Final Working Capital;

(g)               the right to bill and receive payment for products shipped or sold but unbilled or unpaid as of the Closing;

(h)               the right to receive and retain mail, email, and other communications (except as they relate solely to Excluded Assets or Retained Liabilities), and all telephone numbers, facsimile numbers, domain names, websites, social media lists and accounts (including, without limitation, Facebook and Twitter) and email addresses of Seller;

(i)                 all lists, books, records, documents, correspondence, and other information of any kind (including those pertaining to accounts, Transferred Employees, personnel, agents, customers, suppliers, referral sources and other business relations) and all studies, plans, accounting records, data (including all customer data and PII collected, processed or used by Seller or on its behalf in the conduct of the Business), policies, procedures, ledgers, files, engineering drawings, specifications, brochures and business records of every kind (including all financial, business and marketing plans and information), in each case of Seller, and whether evidenced in writing or electronic data (including by computer) (collectively, “Records”), to the extent permitted by applicable Legal Requirements;

(j)                 all of Seller’s advertising, marketing, promotional and trade show materials and all other printed or written materials and Seller’s copyrights thereto (if any), including such materials currently contemplated to be used in the Business;

(k)               all Governmental Authorizations, orders and similar rights of Seller, and the rights to all data and records held by the Governmental Body from whom such Governmental Authorizations were obtained), in each case to the extent transferable under applicable Legal Requirements;

(l)                 all Intellectual Property Assets of Seller, including those currently contemplated to be used in the Business, and all licenses, sublicenses and other agreements (written or oral) of Seller relating to the Intellectual Property Assets;

(m)             all proprietary and third party Software developed or otherwise owned by Seller and all licenses granted to Seller for third party Software, including those currently contemplated to be used in the Business, and including all user, technical, maintenance or other documentation relating to any such Software, in all cases, as they relate exclusively to the Business;

(n)               all rights to causes of action, lawsuits, judgments, claims and demands of any nature whether choate or inchoate, known or unknown, contingent or non-contingent, available to or being pursued by Seller or with respect to the Business or the ownership, use, function or value of any Asset, whether ongoing, by way of counterclaim or otherwise;

(o)               all websites of the Seller, including all copy, content and software underlying same;

(p)               the social media handles identified in Disclosure Schedule 2.1(p);

(q)               all other assets and properties of Seller not mentioned above, to the extent used in the operation of the Business; and

(r)                 all goodwill and other intangible assets as a going concern of the Business or associated with the items listed above;

(s)                provided that the Buyer acknowledges that the Seller is a subsidiary of the Stockholder (who has a number of other operating divisions and subsidiaries), and that the Seller has a subsidiary (Coulbourn Instruments, LLC) that is an Excluded Asset, and the references to Assets as used herein or any Ancillary Documents, including each clause above, shall be construed to include Assets of the Seller, and expressly excludes assets to the extent they are owned by the Stockholder or its Related Persons (other than the Seller) or the Seller’s other Related Persons, or are or relate to the Excluded Assets or Retained Liabilities.

2.2              Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the contribution contemplated hereunder, are excluded from the Assets, and shall remain the property of Seller after the Closing:

(a)                all assets and capital stock of any Seller Subsidiary or Seller’s other Related Persons;

(b)               all minute and stock books and corporate seals;

(c)                any shares of capital stock of Seller held in treasury;

(d)               all insurance policies and rights thereunder;

(e)                all personnel Records and other Records that Seller is required by Law to retain in its possession;

(f)                [Reserved];

(g)               all claims for refund of Taxes and other governmental charges of whatever nature;

(h)               all rights, title and interest in Employee Plans, and the assets thereof;

(i)                 all rights of Seller under this Agreement and the Ancillary Documents;

(j)                 the contracts designated in Section 2.2(j) (the “Excluded Contracts”); and

(k)               the property and assets expressly designated in Schedule 2.2(k) attached hereto and incorporated herein.

2.3              Consideration. The consideration for the contribution of the Assets hereunder (the “Purchase Price”) will be the sum of the following (subject to adjustment as provided herein, including Section 2.8):

(a)                the Estimated Cash Payment, as adjusted by the Adjustment Amount; plus

(b)               the Earn-out Payments, if any, determined pursuant to Section 2.9.

2.4              Liabilities.

(a)                Assumed Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and discharge or perform when due (i) all obligations under the Assumed Contracts and Leases, in each case, arising and to be performed following the Closing Date, (ii) those Liabilities assumed by Buyer pursuant to Section 2.10, below and (iii) all current liabilities included in the determination of Final Working Capital (collectively, the “Assumed Liabilities”).

(b)               Retained Liabilities. Except for the Assumed Liabilities, Buyer will not assume or be responsible for the payment or discharge of any other Liabilities or obligations of any kind of (i) Seller, (ii) any Related Person or Subsidiary of Seller or (iii) accrued, incurred or arising in connection with the ownership of the Assets or operation of the Business prior to Closing (collectively, the “Retained Liabilities”), which shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

(i)                 any Liability under any Assumed Contract that arises or accrues prior to Closing, or that arises or accrues after the Closing but that arises or accrues out of or relates to any breach, default or violation that occurred prior to the Closing, to the extent not specifically included as a current liability in the determination of Final Working Capital;

(ii)               any Liability under any Contract which is not an Assumed Contract;

(iii)             any Liability with respect to (A) Indebtedness, whether arising out of or relating to Seller’s credit facilities, any security interest related thereto or otherwise, and (B) Transaction Expenses;

(iv)             any Liability for (A) any Taxes arising as a result of the operation of the Business or ownership of the Assets on or prior to the Closing Date, (B) any Taxes of Seller, Stockholder or their Related Persons, including Taxes that will arise as a result of the sale and contribution of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature arising as a result of the operation of the Business or ownership of the Assets on or prior to the Closing Date;

(v)               any Environmental, Health and Safety Liabilities arising out of or relating to the operation by Seller, Stockholder or any of their respective Related Persons, of the Business, or Seller’s, Stockholder’s or any of their respective Related Persons’ leasing, ownership or operation of the Assets, systems, infrastructure or real property, regardless of whether currently occupied, in all cases, as a result of the Seller’s operation of the Business, or otherwise arising from actions or omissions (whether of any of the foregoing Persons or of a third-party relating to or associated with the Facilities currently occupied by Seller) occurring, on or prior to the Closing Date (and including, without limitation, the liabilities set forth in Disclosure Schedule 2.4(b)(v));

(vi)             any Liability (i) relating to any proceeding commenced or made by or on behalf of any current or former director, manager, officer, employee, independent contractor or other service provider of Seller arising out of or in connection with Seller’s conduct or any employment practice of Seller, (ii) arising under or relating to any Employee Plan, or (iii) owed by Seller to or on behalf of any current or former employee or service provider of Seller (or the beneficiaries or dependents of any current or former employee or service provider of Seller), including accrued vacation, severance or post-termination obligations, bonuses and payroll or payroll-related Liabilities, in each case, resulting from Seller’s operation of the Business prior to, on or after the Closing Date (and including those set forth on Disclosure Schedule 2.4(b)(vi));

(vii)           any Liability of Seller to indemnify or reimburse any officer, director, manager, shareholder, employee or agent of Seller with respect to matters resulting from the Seller’s operation of the Business, or otherwise arising from actions or omissions occurring, on or prior to the Closing Date;

(viii)         any Liability of Stockholder and any liability of Seller to distribute to any of Seller’s direct or indirect shareholders or otherwise apply all or any part of the consideration received hereunder;

(ix)             any Liability of Seller arising out of any Action pending as of the Closing;

(x)               any Liability of Seller arising out of any Action commenced after the Closing to the extent (and only to the extent) arising out of or relating to any occurrence or event happening prior to the Closing;

(xi)             any Liability arising out of or resulting from Seller’s noncompliance with any Legal Requirement or Order;

(xii)           any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xiii)         any Liability arising from Seller or any of its Related Persons having improperly characterized any of its service providers prior to Closing as an independent contractor under applicable Legal Requirements;

(xiv)         any Liability arising as a result of Seller’s or Stockholder’s failure to obtain consent from Persons, including users of the websites listed in Section 2.1(o) above, to transfer to Buyer any personal information of such Persons which is part of the Assets hereunder; and

(xv)           any Liability relating to or arising out of the Excluded Assets.

2.5              Allocation. The Purchase Price (together with any Assumed Liabilities) shall be allocated among the Assets deemed sold (rather than contributed) as of the Closing Date generally in accordance with Section 1060 of the Code. Within 90 days after the Closing Date, Buyer will provide to Seller’s Representative a proposed allocation of the Purchase Price (together with Assumed Liabilities). Within 15 days after the receipt of such proposed allocation, Seller’s Representative will propose to Buyer in writing any changes to such proposed allocation (and in the event no such changes are proposed in writing to Buyer within such time period, Seller will be deemed to have agreed to, and accepted, the proposed allocation). Buyer and Seller’s Representative will endeavor in good faith to resolve any differences with respect to the proposed allocation within 15 days after Buyer’s receipt of written notice of changes from Seller’s Representative. If Seller’s Representative withholds its consent to the proposed allocation, and Buyer and Seller’s Representative have acted in good faith to resolve any differences with respect to items on the proposed allocation and thereafter are unable resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters will be finally and conclusively determined by the Arbitrator in accordance with the terms of Section 2.8(c). The Arbitrator will render a written report as to the disputed matters, which report shall be conclusive and binding upon the parties. For the avoidance of doubt, the allocation shall be modified to reflect any post-Closing payments such as earn out payments and indemnification payments (if any).

2.6              Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Morrison Cohen LLP, 909 Third Avenue, New York NY 10022, at 10:00 a.m. (local time) on the date hereof (the “Closing Date”).

2.7              Closing Obligations. In addition to any other agreements, instruments, certificates or documents to be delivered under other provisions of this Agreement, at the Closing:

(a)                Seller shall deliver, or cause to be delivered:

(i)                 a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit B attached hereto and incorporated herein (the “Bill of Sale”) duly executed by Seller;

(ii)               an assignment of all of the Assets that are intangible personal property in the form of Exhibit C attached hereto and incorporated herein, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) duly executed by Seller;

(iii)             assignments of all Marks used by Seller, in the form of Exhibit D-1 attached hereto and incorporated herein, executed by Seller;

(iv)             assignments of all Domain Names used by Seller, in the form of Exhibit D-2 attached hereto and incorporated herein, executed by Seller;

(v)               such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and duly executed by Seller;

(vi)             the Escrow Agreement, executed by Seller’s Representative and the Escrow Agent;

(vii)           all Governmental Authorizations and notices to Governmental Bodies set forth in Schedule 2.7(a)(vii) and other Consents of and notices to other third parties set forth in Schedule 2.7(a)(vii) or otherwise required in connection with the consummation of the Contemplated Transaction, in each case, in form and substance reasonably satisfactory to Buyer;

(viii)         payoff letters, releases (in recordable forms), UCC-3 termination statements and such other documentation, in each case, in form and substance reasonably acceptable to Buyer, related to the payoff and termination of the Closing Indebtedness and release of all Encumbrances relating to the Assets (the “Payoff Letters”), other than those Permitted Encumbrances that, by their nature, cannot be released as of Closing;

(ix)             evidence of the termination of each of the Related Party Agreements, in form and substance reasonably acceptable to Buyer;

(x)               the Restrictive Covenant Agreement, executed by Seller and Stockholder;

(xi)             a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, executed by the secretary of Seller, certifying as to (i) its certificate of incorporation or formation, (ii) its bylaws or operating agreement, and (iii) resolutions duly adopted by its Board of Directors (or equivalent) and equityholder(s) authorizing the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of the Contemplated Transactions;

(xii)           a certificate of good standing, existence or the equivalent thereof and a tax clearance certificate, as applicable, dated within ten (10) days of the Closing Date, with respect to Seller from the Secretary of State of Seller’s state of organization and each other state in which Seller is qualified to do business as a foreign entity;

(xiii)         a certification in form and content reasonably acceptable to Buyer, dated as of the Closing Date, executed by Seller, stating under penalty of perjury, such person’s United States taxpayer identification number and that such person is not a foreign person, pursuant to Code Section 1445(b)(2); and

(xiv)         a properly executed IRS Form W-9 from Seller.

(b)               Buyer shall:

(i)                 pay the Estimated Cash Payment as follows:

(A)             the Escrow Amount shall be deposited in an account specified in writing by the Escrow Agent by wire transfer of immediately available funds;

(B)              the remaining balance after payment of the amount contemplated in the foregoing clause (A) shall be paid to Seller by wire transfer of immediately available funds to such account designated by Seller in writing at least three (3) Business Days prior to Closing.

(ii)               pay an amount equal to the Estimated Closing Indebtedness by wire transfer of immediately available funds in the amounts and to the accounts set forth in the Payoff Letters delivered by Seller at least three (3) Business Days prior to Closing.

(iii)             pay an amount equal to 50% of the fees and expenses of the Escrow Agent pursuant to Section 2.11.

(iv)             deliver to Seller the following:

(A)             the Escrow Agreement, executed by Buyer and the Escrow Agent;

(B)              the Restrictive Covenant Agreement, executed by Buyer; and

(C)              a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, executed by the secretary of Buyer, certifying as to (i) its certificate of formation, (ii) its operating agreement, and (iii) resolutions duly adopted by its Board of Directors (or equivalent) authorizing the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of the Contemplated Transactions.

2.8              Adjustments to Closing Cash Payment.

(a)                At least three (3) Business Days prior to Closing, Seller’s Representative shall prepare and deliver to Buyer a report (the “Estimated Report”) showing in reasonable detail Seller’s good faith estimate of the (i) Working Capital (“Estimated Working Capital”), (ii) Closing Cash (“Estimated Closing Cash”), and (iii) Closing Indebtedness (“Estimated Closing Indebtedness”).

(b)               As soon as is reasonably practicable after the Closing Date, but not more than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller’s Representative a report (the “Adjustment Report”) showing in reasonable detail Buyer’s computation of Working Capital, Closing Cash and Closing Indebtedness.

(c)                Within forty five (45) days after receipt of the Adjustment Report, Seller’s Representative by written notice (the “Objection Notice”) to Buyer may object to the computation of Working Capital, Closing Cash and Closing Indebtedness as set forth in the Adjustment Report, setting forth in such notice Seller’s Representative’s objection, in reasonable detail, to each disputed item and amount (together with supporting calculations and schedules) in respect of Buyer’s calculation of the Working Capital, Closing Cash and Closing Indebtedness, and Seller’s Representative’s proposal with respect to thereto. For a period of thirty (30) days following timely delivery of the Objection Notice, Seller’s Representative and Buyer shall attempt, in good faith, to resolve each item in Buyer’s calculation of Working Capital, Closing Cash and Closing Indebtedness which is in dispute (each, an “Item of Dispute”). If Seller’s Representative does deliver an Objection Notice, Seller’s Representative shall be deemed to have accepted each item and amount set forth in the Adjustment Report which is not included in the Objection Notice. If Seller’s Representative and Buyer cannot resolve their disputes with respect to some or all of the Items of Dispute within thirty (30) days following timely delivery of an Objection Notice, then the matters in dispute shall be determined by PricewaterhouseCoopers or another nationally or regionally recognized accounting firm mutually acceptable to Seller’s Representative and Buyer (the “Arbitrator”); provided, that if Buyer and Seller’s Representative cannot agree on an Arbitrator within five (5) days following the expiration of such thirty (30) day period, each of Buyer and Seller’s Representative shall designate a nationally or regionally recognized accounting firm; which accounting firms shall select a third nationally or regionally recognized accounting firm, which shall not be the regular accounting firm of the parties hereto or their Related Persons, to serve as Arbitrator. The parties shall submit to the Arbitrator for review and resolution all Items of Dispute (but only such matters) that are set forth in the Objection Notice that remain in dispute. Buyer and Seller’s Representative shall instruct the Arbitrator that, in resolving the Items of Dispute that are still in dispute and in determining the amount of the Items of Dispute, (x) the Arbitrator shall render a final resolution in writing to Buyer and Seller’s Representative promptly after its appointment, and in any event not later than thirty (30) days after acceptance of the date of its appointment, which final resolution shall (i) be based solely on presentations and written submissions by Buyer and Seller’s Representative to the Arbitrator, and not by independent review, (ii) set forth in reasonable detail the basis for the Arbitrator’s final determination, and (iii) be final, conclusive, non-appealable and binding on the parties with respect to the amount of the Item of Dispute; and (y) in determining each disputed item, the Arbitrator may not assign a value to such item greater than the greatest value for such item claimed by either the Seller’s Representative or Buyer or less than the lowest value for such item claimed by either the Seller’s Representative or Buyer. For the purposes of the Arbitrator’s calculation of the Working Capital, Closing Cash and Closing Indebtedness, the amounts to be included shall be the amounts from the Adjustment Report as to items that are not in dispute, and the amounts determined by the Arbitrator as to items from the Objection Notice that are submitted for resolution by the Arbitrator. Buyer and Seller’s Representative shall cooperate with the Arbitrator in making its determination and such determination shall be conclusive and binding upon the parties hereto. The fees and disbursements of the Arbitrator shall be allocated by the Arbitrator between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of such resolved Items of Dispute submitted to the Arbitrator that are unsuccessfully disputed by each of Buyer, on the one hand, and Seller’s Representative, on the other hand, (as finally determined by the Arbitrator) bears to the total amount of such resolved Items of Dispute so submitted. Buyer and Seller’ Representative shall each pay their own fees and expenses related to such determination.

(d)               Buyer will make the work papers and back up materials used in preparing the Adjustment Report and the books, records and financial staff of Buyer available to Seller’s Representative and its accountants and other representatives, to the extent reasonably necessary to allow them to verify the accuracy of the Adjustment Report, at reasonable times and upon reasonable notice at any time from delivery of the Adjustment Report through the delivery of the Objection Notice. Each of Seller’s Representative, Seller and Stockholder will make the work papers and back up materials used in preparing the Objection Notice and the books, records and financial staff of Seller’s Representative, Seller and Stockholder available to Buyer and its accountants and other representatives, to the extent reasonably necessary to allow them to prepare the Adjustment Report and verify the accuracy of the Objection Notice, at reasonable times and upon reasonable notice at any time following Closing through determination of Final Working Capital. Notwithstanding the foregoing, (i) neither Buyer nor Seller’s Representative shall be required to take any action to the extent that such action would constitute a waiver of the attorney-client or other privilege or would compromise any confidential information of such party, (ii) neither Buyer nor Seller’s Representative shall be required to supply any information to the extent that doing so would (x) violate any applicable Legal Requirement or (y) conflict with the confidentiality obligations of such party or such party’s Related Persons (provided that such party shall use commercially reasonable efforts to obtain any third-party consents that would permit the supply of such information) and (iii) such requested access shall not unreasonably interfere with the ongoing operations of Buyer.

(e)                If Seller’s Representative does not timely deliver an Objection Notice, then Seller’s Representative and Seller shall be deemed to have accepted the calculation of the Working Capital, Closing Cash and Closing Indebtedness as set forth in the Adjustment Report. The term “Final Working Capital” shall mean (x) the Working Capital as set forth in the Adjustment Report if Seller’s Representative accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice with respect thereto in accordance with Section 2.8(c) above, or (y) the Working Capital determined pursuant to Section 2.8(c) above, if Seller’s Representative timely delivers an Objection Notice with respect thereto. The term “Final Closing Cash” shall mean (x) the Closing Cash as set forth in the Adjustment Report if Seller’s Representative accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice with respect thereto in accordance with Section 2.8(c) above, or (y) the Closing Cash determined pursuant to Section 2.8(c) above, if Seller’s Representative timely delivers an Objection Notice with respect thereto. The term “Final Closing Indebtedness” shall mean (x) the Closing Indebtedness as set forth in the Adjustment Report if Seller’s Representative accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice with respect thereto in accordance with Section 2.8(c) above, or (y) the Closing Indebtedness determined pursuant to Section 2.8(c) above, if Buyer timely delivers an Objection Notice with respect thereto.

(f)                Upon the determination of the Final Working Capital, Final Closing Cash, and Final Closing Indebtedness the Adjustment Amount will be paid as follows:

(i)                 If the Adjustment Amount is a positive number, then Buyer shall pay an amount equal to the Adjustment Amount to Seller within five (5) days after the date on which the Final Working Capital, Final Closing Cash and Final Closing Indebtedness are finally determined pursuant to this Section 2.8, by wire transfer of immediately available funds to an account specified by Seller’s Representative.

(ii)               If the Adjustment Amount is a negative number, then Buyer and Seller’s Representative shall jointly instruct the Escrow Agent to pay to Buyer, within five (5) Business Days after the date on which Final Working Capital, Final Closing Cash and Final Closing Indebtedness are finally determined pursuant to this Section 2.8, by wire transfer of immediately available funds to an account specified by Buyer, an amount equal to the absolute value Adjustment Amount out of the Working Capital Escrow Fund, and to the extent the Adjustment Amount exceeds the amount in the Working Capital Escrow Fund, out of the Indemnity Escrow Fund. If the amount paid out of the Working Capital Escrow Fund and Indemnity Escrow Fund is insufficient to satisfy any payment obligations to Buyer under this Section 2.8, then Seller and Stockholder, jointly and severally, shall pay the amount of the deficiency to Buyer within five (5) days after the date on which Final Working Capital, Final Closing Cash and Final Closing Indebtedness are finally determined pursuant to this Section 2.8. In the event that any payment is made out of the Indemnity Escrow Fund pursuant to this clause (ii), then, within five (5) days following such payment, Seller and Stockholder, jointly and severally, shall deliver funds to the Escrow Agent in an amount equal to the amount of such payment, which funds shall be used to replenish the Indemnity Escrow Fund.

(g)               Any payments made pursuant to Section 2.8(f) shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Legal Requirements. Buyer, Seller and the Escrow Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated in this Agreement, to any Person such amounts that Buyer, Seller or the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Legal Requirement and such withheld amounts shall be promptly paid to the appropriate taxing authority requiring such withholding.

2.9              Earn-Out Payments. Subject to the terms and conditions of this Agreement, Seller may become eligible to receive certain earn-out payments as determined in accordance with Disclosure Schedule 2.9.

2.10          Consents.

(a)                To the extent that the assignment hereunder by Seller to Buyer of any Assumed Contract or Lease is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract. If any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, the parties hereto shall cooperate following the Closing Date in any reasonable arrangement designed to provide Buyer with the rights and benefits under any such Assumed Contract, including enforcement for the benefit of Buyer of any and all rights of any Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require, with Buyer assuming the Liabilities under any such Contract to the same extent Buyer would have Liability if it were an Assumed Contract.

(b)               To the extent that any Asset or Assumed Liability cannot be transferred to Buyer following the Closing, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Legal Requirements, operational equivalent of the transfer of such Asset and Assumed Liability, as applicable, to the applicable Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Legal Requirements, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, such Asset and all income, proceeds and other monies received by Seller to the extent related to such Asset in connection with the arrangements under this Section 2.10.

2.11          Escrow. At the Closing, Seller’s Representative, Buyer and the Escrow Agent shall enter into the Escrow Agreement, in accordance with which Buyer will deposit the Escrow Amount into an account to be held in escrow with the Escrow Agent. Upon determination of the Final Working Capital, Final Closing Cash, Final Closing Indebtedness and the Adjustment Amount, and payment of all amounts required to be paid to Buyer pursuant to Section 2.8(f), if any, the then-remaining amounts in the Working Capital Escrow Fund, if any, shall be paid to Seller. In addition, at the end of the Survival Period, the then-remaining amounts in the Indemnity Escrow Fund, if any, less any Pending Claim Amounts (as defined in the Escrow Agreement), shall be paid to Seller in accordance with, and except as otherwise provided in, this Agreement and the Escrow Agreement. The fees and expenses of the Escrow Agent shall be paid 50% by Buyer (payable at Closing), and 50% by Seller. For the sake of clarity, the fees and expenses of the Escrow Agent attributed to Seller will be paid by Buyer at Closing.

2.12          Seller’s Representative. Seller’s Representative shall have the authority to act as the agent for, and to bind and/or execute any documents as representative and attorney-in-fact for, Seller and Stockholder in connection with this Agreement and each Ancillary Document, with full power of substitution. Such authority shall include the authority to (a) assert, pursue, defend against, contest, and settle claims for indemnification hereunder, (b) exercise any other rights and remedies that may be available to Seller or Stockholder hereunder, (c) defend against, contest, and settle the assertion of any other rights or remedies by Buyer hereunder, (d) execute, deliver and file agreements, documents, instruments, amendments, consents, and waivers to and under this Agreement and each Ancillary Document, (e) give and receive notices under this Agreement and each Ancillary Document, and (f) make all decisions regarding disbursements of the Escrow Amount or otherwise under the Escrow Agreement. Buyer shall be entitled to rely on the authority granted pursuant to the foregoing sentence. All of the powers, authorities, rights, and immunities granted to Seller’s Representative under this Agreement or any Ancillary Document shall survive the Closing and/or any termination of this Agreement or any Ancillary Document. The grant of authority provided to Seller’s Representative under this Section 2.12 is coupled with an interest, shall be irrevocable, and shall survive the incompetency, bankruptcy, or liquidation of Seller or Stockholder. All decisions and actions by Seller’s Representative shall be binding upon the Seller and Stockholder and none of the Seller or the Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. Seller and Stockholder hereby confirms each and every action to be taken by Seller’s Representative pursuant to this power of attorney as if it were its own. If for any reason there is no Seller’s Representative at any time, all references herein to the Seller’s Representative shall be deemed to refer to the Seller and Stockholder.

3.                  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Stockholder hereby jointly and severally represent and warrant to Buyer that the statements set forth in this Article 3 are correct and complete as of the date hereof, subject to any exceptions stated in the applicable section or paragraph (in accordance with the last sentence of this paragraph) of the disclosure schedules delivered by Seller to Buyer dated as of the date hereof (the “Disclosure Schedules”). The Disclosure Schedules are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Agreement. The Disclosure Schedules are intended to be construed as integrated documents, and each section or paragraph hereof should be read in conjunction with the applicable sections and paragraphs thereof. Disclosure in one section or paragraph of the Disclosure Schedule shall be considered disclosure under all other sections and paragraphs thereof to the extent that both (i) it is reasonably apparent from a reading of the disclosure (without reading any of the underlying materials referred to in such disclosure) that such disclosure is applicable to such other sections or paragraphs, and (ii) there is a cross-reference to such other applicable Disclosure Schedule in such section or paragraph of the Disclosure Schedule.

3.1              Organization and Good Standing. Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it uses or purports to own or use, and to perform all its obligations under the Contracts to which it is a party. Seller is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, and the failure to so qualify would reasonably be expected to have a material and adverse effect on the operation of the Business. Disclosure Schedule 3.1 contains a complete and accurate list of Seller’s jurisdiction of incorporation and the jurisdictions in which Seller is qualified or licensed as a foreign corporation to do business. True, complete and correct copies of Seller’s Governing Documents have been provided to Buyer.

3.2              Power and Authority; Enforceability; No Conflict; Capitalization; Subsidiaries

(a)                Each of Seller and Stockholder has the full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Seller and Stockholder has taken all necessary corporate or other entity action to authorize the execution and delivery of this Agreement and the Ancillary Documents to which it is party and the consummation of the Contemplated Transactions, and such action has been duly authorized by all necessary action by its Board of Directors (or equivalent) and equityholder(s). This Agreement is, and the Ancillary Documents to be executed and delivered by Seller and Stockholder in connection with the transactions contemplated hereby and thereby will be when so executed and delivered, the legal, valid and binding obligations of such Person enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally. Disclosure Schedule 3.2(a) lists the directors, managers and officers of Seller. Neither of the Seller nor Stockholder is in material default under or in material violation of any provision of its Governing Documents.

(b)               Neither the execution and delivery by Seller or Stockholder of this Agreement or the Ancillary Documents to which it is party, nor the consummation of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) result in a breach of (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by Seller; (ii) result in a breach of any provision of any Legal Requirement or any Order to which Seller or Stockholder, or any of the Assets, may be subject; (iii) result in a breach by Seller or Stockholder of any of the terms or requirements of any Governmental Authorization; (iv) cause Buyer or Seller to become subject to, or become liable for the payment of, any Tax; (v) result in breach of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Contract; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c)                The entire authorized capital stock of Denville consists of 100 shares of common stock, all of which are issued and outstanding and owned beneficially and of record by Stockholder. All of such shares of capital stock and membership interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock or membership interests. There are no authorized or outstanding stock appreciation rights, phantom stock, profit participation, or similar rights with respect to Seller. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Seller.

(d)               Seller has no Subsidiaries other than Coulbourn Instruments, LLC, and Seller owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any other Person.

3.3              Financial Statements. Attached as Disclosure Schedule 3.3 are copies of (a) the unaudited balance sheet, income statement and statement of cash flows of Seller as of and for the fiscal year ended December 31, 2015 and December 31, 2016 (including any notes thereto, the “Most Recent Year-End Financial Statements”), and (b) the unaudited balance sheet, income statement and statement of cash flows of Seller as of and for the twelve (12)-month period ended on the Most Recent Balance Sheet Date (including any notes thereto, the “Most Recent Monthly Financial Statements” and, collectively with the Most Recent Year-End Financial Statements, the “Financial Statements”). The Financial Statements are correct and complete in all material respects, have been prepared from, and are consistent with, the Records of Seller, and fairly present in all material respects the financial condition of Seller at each of the balance sheet dates and the results of operations, changes in shareholders’ equity and cash flows for each of the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP as consistently applied by Seller, subject to normal year-end adjustments, which are not material in the aggregate.

3.4              Books and Records. The books of account and other Records of Seller, which have been made available to Buyer, are complete and correct in all material respects, and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

3.5              Condition of Assets. Except as disclosed in Disclosure Schedule 3.5, (a) the Assets are in good repair and good operating condition, ordinary wear and tear excepted, are suitable for immediate use in the Ordinary Course of Business and are free from material defects (latent and patent), (b) to Seller’s Knowledge, no Asset required for use in the Ordinary Course of Business, as conducted by Seller on the date hereof, is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business, and (c) all of the Assets are in the possession of Seller.

3.6              Related Party Transactions. Except as set forth on Disclosure Schedule 3.6(a), none of Stockholder, any Related Person of Stockholder or Seller, or any officer, director, manager, employee of Seller or any Related Person of Stockholder or Seller (i) has provided or caused to be provided within the last twelve (12) months, or (ii) provides or causes to be provided, any assets, services or facilities used or held for use in connection with the Business. Except as set forth on Disclosure Schedule 3.6(b), Seller (i) has not provided or caused to be provided within the last twelve (12) months, and (ii) does not provide or cause to be provided, any assets, services or facilities to Stockholder or any Related Person of Stockholder or Seller or any officer, director, managers, employee of Seller or any Related Person of Stockholder or Seller. Except as otherwise disclosed in Disclosure Schedules 3.6(c), each of those Contracts or transactions set forth or required to be set forth on Disclosure Schedules 3.6(a) and 3.6(b) has been negotiated, is performed, and has been performed, on an arm’s-length basis.

3.7              Real Property.

(a)                Seller has no ownership interest in any real property.

(b)               Disclosure Schedule 3.7(b) lists and describes all real property, buildings and improvements or interests in real property leased or subleased to or by or otherwise occupied by Seller (such property subject to lease or sublease or other occupancy agreement, individually a “Facility” and collectively the “Facilities”). Set forth on Disclosure Schedule 3.7(b) is a list of all leases and subleases and any licenses or other occupancy Contract and all amendments thereto by which Seller is party or to which it or the Assets are bound in respect of the Facilities listed or required to be listed on Disclosure Schedule 3.7(b) (the “Leases”) and such Leases have not been otherwise modified. Other than the Leases, there are no Contracts with any Person (whether or not Seller is party to such Agreement) which affects Seller’s use and occupancy of the Facilities. Seller has delivered to Buyer a true and complete and correct copy of each Lease.

(c)                Seller has obtained all material Governmental Authorizations required in connection with the use or operation of the Facilities and each such Governmental Authorization is currently in full force and effect and each Facility is and has been operated and maintained in accordance with, and is in compliance with, in all material respects, all applicable Legal Requirements, including all Governmental Authorizations and all zoning approvals for the use or operation of the Facilities. Except as set forth on Disclosure Schedule 3.7(c), no consents or approvals of any party to any Lease (including the landlord under any Lease) or any permits are required in connection with the consummation of the Contemplated Transactions, and the consummation of the Contemplated Transactions shall not constitute a breach or default under any Lease or give any landlord a right to terminate any Lease.

(d)               (i) The Leases are at present legal, valid, enforceable against Seller and, to the Seller’s Knowledge, the other parties thereto, and are in full force and effect in accordance with their terms; (ii) there is no option to purchase, right of first offer, right of first refusal or other provision granting Seller, Seller’s Related Persons or, to Seller’s Knowledge, any other Person any right to acquire any Facility or any leasehold improvement on the Facilities; (iii) no security deposit or portion thereof deposited with respect to the Facility has been applied in respect of a breach or default under such Facility which has not been redeposited in full; (iv) Seller does not owe, nor will in the future owe, any brokerage commissions or finder’s fees with respect to any Facility leased as of Closing or owned or leased prior to Closing; (v) except as otherwise indicated on Disclosure Schedule 3.7(d), Seller has not collaterally assigned or granted any other security interest in the Facility or any leases, nor subleased, licensed or otherwise granted any Person or entity the right to use or occupy such Facility or any portion thereof and, except as otherwise indicated on Disclosure Schedule 3.7(d) (which Encumbrances would not affect in any material respect the Facilities, the estate or interest created by any Lease or the Business), there are no Encumbrances, other than Permitted Encumbrances, on the Facilities or the estate or interest created by any Lease; (vi) Seller is not party to any management, service, leasing, maintenance, supply or other contracts relating to the operation, use, maintenance and repair of the Facilities or otherwise affecting the Facilities; (vii) the possession and quiet enjoyment of the Facilities by Seller have not been disturbed and there are no pending, or to the Knowledge of Seller, threatened condemnation or eminent domain proceedings (or negotiations regarding transfers in lieu thereof), lawsuits, administrative actions or any other disputes with respect to any such lease, sublease or occupancy agreement that would materially and adversely affect the current use thereof, or the Business as currently conducted; (viii) there are no disputes, oral agreements, or forbearance programs in effect with any lessor under any lease, sublease, license or occupancy agreement and Seller has not received any written (or, to Seller’s Knowledge, oral) notice that any lessor under any lease, sublease or occupancy agreement has taken action adverse to Seller in respect of any lease, sublease or occupancy agreement or threatened to terminate any lease, sublease, license or occupancy agreement; (ix) no Lease contains any right on the part of a lessor or sublessor to relocate the tenant or to terminate such Lease prior to the end of the stated lease term; (x) Seller has not received written notice of any violation of Legal Requirements with respect to any Lease or any Facility, any reports regarding geotechnical conditions at the Facilities, or any reports regarding the structural condition of the Facilities; and (xi) no party to any Lease has repudiated any provision thereof.

(e)                Seller is not, and to Seller’s Knowledge, no other party to any Lease is, in breach or default thereof in any material respect, no notice of default has been received or delivered by any party to any Lease, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a material breach or default thereof or permit termination, modification or acceleration thereunder.

(f)                Except as otherwise reflected on Disclosure Schedule 3.7(f), there are no defects in the buildings, improvements and structures and fixtures comprising the Facilities which could materially impair the conduct of the Business by Buyer immediately following the Closing. To Seller’s Knowledge, the mechanical, electrical, plumbing, HVAC and other systems servicing each Facility are in good working order and repair, ordinary wear and tear excepted, and are sufficient for the operation for the Business and there are no defects in such systems which could be expected to materially impair the conduct of the Business immediately following the Closing. Seller has (i) good and valid leasehold interests in the Facilities, and (ii) good and valid title to the leasehold improvements on the Facilities, free and clear of all Encumbrances other than Permitted Encumbrances. Except as otherwise reflected on Disclosure Schedule 3.7(f), all improvements located on the Facilities are in good condition and repair (normal wear and tear excepted), there are no capital improvements currently being performed to the Facilities or, expected to be performed to the Facilities, and none of the improvements is subject to any restriction that materially affects the use and operation of the Facilities or such improvements as it or they have been used or operated in the Ordinary Course of Business.

(g)               The Facilities comprise all of the real property used in connection with the Business as of the Closing and are adequate to conduct the Business as currently conducted.

3.8              Title to Assets; Encumbrances.

(a)                Seller owns good and transferable title to or a valid leasehold interest in all of the Assets free and clear of any Encumbrances other than Permitted Encumbrances. At the time of Closing, all Assets shall be free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)               As of the Closing, Stockholder operates and has at all times operated, the Business solely through Seller and not any other Person. Except for those assets made available to Buyer pursuant to the Transition Services contemplated in Disclosure Schedule 5.12, the Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, used in or necessary to conduct the Business in the manner presently conducted by Seller, and (ii) include all of the operating assets of Seller used in the Business. The Assets are owned exclusively by Seller and are not shared with any other Person.

3.9              Accounts Payable. All of the accounts payable of Seller (a) arise from purchases actually made by or services actually performed for Seller, (b) have arisen from bona fide, arm’s length transactions in the Ordinary Course of Business on commercially reasonable terms for the industry in which the Business conducts business, (c) are properly reflected on the Financial Statements and other Records of Seller, (d) are subject to no material set-offs, allowances or rebates and (e) constitute valid and enforceable claims against Seller. Since the Most Recent Balance Sheet Date, Seller has paid its accounts payable in the Ordinary Course of Business and has not slowed or accelerated any such payments. Disclosure Schedule 3.9 sets forth a complete and correct list of all accounts payable of Seller which are both (x) at least 60 days past due and (y) in amounts of at least $25,000 (for purposes of this clause (y), all amounts payable to a single party shall be aggregated). To Seller’s Knowledge, none of such accounts payable arose from a sale made to Seller involving any illegal activity (including kickbacks, bribes or similar payments or price fixing, bid-rigging or similar activities) or resulted in any inappropriate benefit to Seller or any of its employees.

3.10          Accounts Receivable. All of the Accounts Receivable of Seller (a) arise from sales actually made or services actually performed by Seller, (b) have arisen in the Ordinary Course of Business on commercially reasonable terms for the industry in which the Business conducts business, (c) are properly reflected on the Financial Statements and other Records of Seller, (d) are subject to no material set-offs, allowances or rebates and (e) to Seller’s Knowledge, constitute valid and enforceable claims against the account debtors. Since the Most Recent Balance Sheet Date, Seller has collected its Accounts Receivable in the Ordinary Course of Business and has not accelerated any such collections. To Seller’s Knowledge, except for such reserves as are reflected on the Financial Statements, all Accounts Receivable are collectible in the Ordinary Course of Business, consistent with past practice. Disclosure Schedule 3.10 sets forth a complete and correct list of all Accounts Receivable of Seller which are both (x) at least 60 days past due and (y) in amounts of at least $25,000 (for purposes of this clause (y), all amounts payable to a single party shall be aggregated). At all times since December 31, 2016, sales of products by Seller have not been overstated by reason of sales practices commonly referred to and understood as “shelf-loading” or “channel-loading”.

3.11          Inventories. All items included in Seller’s inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business except for obsolete items. Except as otherwise reflected on Disclosure Schedule 3.11(a), Seller is not in possession of any inventory not owned by Seller (whether on a consignment basis or otherwise), other than goods already sold or otherwise in transit. All items included in Seller’s inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the Most Recent Balance Sheet Date were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. Except as otherwise reflected on Disclosure Schedule 3.11(b), the quantities of each item of Seller’s inventories are not excessive but are reasonable in the present circumstances of Seller. None of Seller’s inventory is held on consignment, or otherwise, by third parties.

3.12          No Undisclosed Liabilities. There are no Liabilities of Seller, other than Liabilities (i) in the aggregate adequately provided for or reserved against on the face of the balance sheet included in the Most Recent Monthly Financial Statements, (ii) incurred in the Ordinary Course of Business since the date of such balance sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by, to Seller’s Knowledge, any breach of the Contract, breach of warranty, tort, infringement, environmental matter, or violation of Legal Requirement), or (iii) disclosed on Disclosure Schedule 3.12.

3.13          Tax Matters. Except as disclosed on Disclosure Schedule 3.13:

(a)                All Tax Returns (including Forms W-2 and 1099) required to be filed under applicable Legal Requirements with respect to the Assets or Business have been timely filed. Each such Tax Return correctly reflects Liability for Taxes for the period to which such Tax Returns relates, and all such Tax Returns were correct and complete in all material respects. All Taxes with respect to the Assets or Business (whether or not shown on any Tax Return) have been timely paid. Except as otherwise reflected on Disclosure Schedule 3.13(a), no extension of time to file any Tax Return is currently in effect with respect to the Assets or Business, nor has any Seller made any request for such extensions. No claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Assets or Business. There are no liens or security interests on any of the Assets or other assets of Seller relating to the Business that arose in connection with any failure (or alleged failure) to pay any Tax due or payable prior to the Closing.

(b)               Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party relating to the Assets or Business.

(c)                To Seller’s Knowledge, no deficiency assessment with respect to or proposed adjustment of Taxes with respect to the Assets or the Business is pending, and no stockholder, Seller, director, manager or officer (or employee responsible for Tax matters) of Seller has received notice from any authority to assess any additional Taxes with respect to the Assets or Business for any period for which Tax Returns have been filed. There is no action, dispute, audit, or claim concerning any Tax Liability with respect to the Assets or Business either claimed or raised by any authority in writing or, to the Seller’s Knowledge, threatened.

(d)               Disclosure Schedule 3.13(d) indicates those Tax Returns for taxable periods ended after December 31, 2012 that have been audited by any taxing authority or currently are the subject of any audit by any taxing authority with respect to the Assets and the Business. Seller has made available to Buyer true, correct and complete copies of the following items filed or received (as applicable) since December 31, 2012: (i) all Tax Returns filed by Seller, and (ii) all examination reports and statements of deficiencies assessed against or agreed to by Seller with respect to the Assets or the Business.

(e)                No power of attorney is currently in force with respect to any Tax matter relating to the Assets or Business.

(f)                No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time (or is or would be subject to a waiver or extension given by any other Person) with respect to a Tax assessment or deficiency with respect to the Assets or Business, nor has any Seller been requested to give such waivers or extensions.

(g)               Disclosure Schedule 3.13(g) sets forth the following information as of the most recent practicable date as well as of the Closing (as well as on an estimated pro forma basis as of the Closing, after giving effect to the consummation of the transactions contemplated hereby): (A) any ownership interest in a partnership, trust, or other entity which is part of the Assets or the Business, whether or not such entity is disregarded for tax purposes; (B) all Closing Agreements and Tax rulings requested or received from any taxing authority with respect to the Assets or Business; and (C) all material elections and consents relating to Tax and agreements with any taxing authorities which are still in effect with respect to the Assets or the Business.

(h)               None of the Assets are (A) tax exempt use property under Code Section 168(h); or (B) treated as owned by any other person under Code Section 168.

(i)                 With respect to the Assets or Business there is no obligation to pay the Taxes of another person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a result of being a transferee or successor, or as a result of a contract, or otherwise.

(j)                 With respect to the Business or the Assets, there is no (i) permanent establishment or office or fixed place of business outside the United States, or (ii) prepaid amounts received on or prior to the date hereof but not included in taxable income as of the date hereof, except as otherwise reflected on Disclosure Schedule 3.13(j).

(k)               Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 with respect to the Assets or the Business. Seller has not participated in a Tax shelter or listed transaction within the meaning of Treasury Regulations Section 1.6011-4(c) with respect to the Assets or the Business.

(l)                 There is no Tax allocation, Tax sharing agreement, Tax indemnity obligation, or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) with respect to the Assets or the Business.

3.14          Broker Fees. Except as set forth on Disclosure Schedule 3.14, none of Seller, Stockholder, or any of their respective Related Persons has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

3.15          Employee Benefits.

(a)                Disclosure Schedule 3.15(a) hereto discloses a true and complete list of each Employee Plan. With respect to each Employee Plan, Seller has provided or made available to Buyer true and complete copies of: (i) such Employee Plan, if written, or a description of such Employee Plan, if not written and (ii) to the extent applicable to such Employee Plan: all trust agreements, insurance contracts or other funding arrangements; the most recent Form 5500 (including all schedules thereto) required to have been filed with the Internal Revenue Service and all schedules thereto; the most recent Internal Revenue Service determination letter, all current employee handbooks or manuals; all current summary plan descriptions; all material communications received from or sent to the Internal Revenue Service or the Department of Labor (including a written description of any material oral communication) within the 2017 calendar year; and all amendments and modifications to any such document.

(b)               To Seller’s Knowledge, each Employee Plan has been operated and administered in material compliance with its terms and has been established, operated and administered in material compliance with applicable Legal Requirements, including ERISA and the Code. To Seller’s Knowledge, all contributions (including all employer contributions and employee salary reduction contributions) and premiums required to have been paid to any Employee Plan under the terms of such Employee Plan (or its related trust, insurance contract or other funding arrangement) or pursuant to any Legal Requirement have been made within the time prescribed by such Employee Plan or Legal Requirement, and all such contributions and premiums or other payments required to be made or paid for all periods ending on or before the Closing Date have been or will be, as the case may be, paid or accrued with respect to each Employee Plan. There is no material Action pending or, to the Knowledge of Seller, threatened, against any Employee Plan or the assets of any Employee Plan (other than routine claims for benefits) and, to the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such material Action.

(c)                To Seller’s Knowledge, each Employee Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination, advisory or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of Seller, nothing has occurred since the date of such determination, advisory or opinion letter that could adversely affect such qualification or tax-exempt status.

(d)               No Employee Plan is or was within the past six (6) years (i) a “multiple employer plan” for purposes of Sections 4063, 4064 or 4066 of ERISA, (ii) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (iii) subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. (A) Neither Seller nor any ERISA Affiliate has incurred any material Liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which Seller would reasonably be expected to be liable; (B) to Seller’s Knowledge, no condition exists that would reasonably be expected to subject Seller, either directly or by reason of affiliation with an ERISA Affiliate, to any material Tax, fine, Lien or other Liability imposed by ERISA, the Code or other applicable Legal Requirement; (C) no assets of Seller are subject to any Lien under ERISA or the Code; and (D) to Seller’s Knowledge, there has been no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available with respect to any Employee Plan. To the Knowledge of Seller, no fiduciary, as described in Section 3(21) of ERISA, of any Employee Plan has any other material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan in violation of any Law.

(e)                Seller does not maintain, sponsor, contribute or has any obligation to contribute to, or has any liability or would reasonably be expected to have any liability with respect to, any Employee Plan providing health or life insurance or other welfare-type benefits for former, current or future retired or terminated employees or service providers (or any spouse or other dependent thereof) other than as mandated by the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and of any similar state legal requirement.

(f)                Except as otherwise reflected on Disclosure Schedule 3.15(f), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (either alone or in combination with another event) will not, to Seller’s Knowledge, (i) entitle any current or former employee, officer, director, manager or consultant of Seller to severance pay, change in control payments or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual, (iii) require any contributions or payments to fund any obligations under any Employee Plan, or cause Seller to transfer or set aside any assets to fund any Employee Plan, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Employee Plan, or (v) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available. To Seller’s Knowledge, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (either alone or in combination with another event) will not give rise to any payment (or acceleration of vesting of any amount or benefit) that will be an “excess parachute payment” as defined in Section 280G of the Code.

(g)               To Seller’s Knowledge, Seller has not incurred any material Liability (including as a result of any indemnification obligation) arising out of or related to Section 409A of the Code, and no condition exists that would reasonably be expected to subject Seller to any material Liability (including as a result of any indemnification obligation) arising out of or related to Section 409A of the Code. To Seller’s Knowledge, all Employee Plans satisfy in all material respects the requirements of Section 409A of the Code.

(h)               To Seller’s Knowledge, Seller has no legally binding plan or commitment to create any additional Employee Plan or to modify or change any existing Employee Plan that would be reasonably expected to result in material Liabilities to Buyer, except as may be required by applicable Legal Requirements.

3.16          Compliance with Legal Requirements; Governmental Authorizations; Consents.

(a)                Except as set forth on Disclosure Schedule 3.16(a), (i) Seller is, in all material respects, in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of the Business (including with respect to its e-commerce operations) or the ownership or use of any of the Assets (including the requirements of the Relevant Statutes); (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any material Legal Requirement applicable to Seller or the conduct of the Business or (B) may give rise to any obligation on the part of Seller or the Business to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii) Seller has not received during the previous six (6) years any written (or, to Seller’s Knowledge, oral) notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.

(b)               Seller holds all material Governmental Authorizations necessary for the conduct of the Business by it, and all such Governmental Authorizations are valid and in full force and effect. Disclosure Schedule 3.16(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller. Except as set forth on Disclosure Schedule 3.16(b): (i) Seller is in compliance, in all material respects, with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Disclosure Schedule 3.16(b); (ii) to Seller’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of, or failure to, comply with any term or requirement of any Governmental Authorization identified or required to be identified on Disclosure Schedule 3.16(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization identified or required to be identified on Disclosure Schedule 3.16(b); (iii) Seller has not received during the previous six (6) years any written (or, to Seller’s Knowledge, oral) notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Disclosure Schedule 3.16(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)                Except as set forth on Disclosure Schedule 3.16(c), none of Seller, Stockholder and their respective Related Persons is or will be required to obtain any Consent from, or provide any notice to, any Person in connection with Seller’s execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(d)               Neither of the Seller, nor, to the Knowledge of Seller, Seller’s officers, directors, managers or Employees are or in the five (5) year period immediately preceding the date of this Agreement have been (i) excluded from participation under any Federal Health Care Program under (and as defined in) Section 1128 of Title XVIII of the Social Security Act (“SSA”) or otherwise suspended or debarred from contracting with the U.S. federal government, or the subject of proceedings initiated to impose such exclusion or debarment; or (ii) charged or convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2) or (b)(3) of the SSA.

3.17          Legal Proceedings; Orders.

(a)                Except as set forth on Disclosure Schedule 3.17(a), there are no Actions pending or, to the Knowledge of Seller, threatened (i) by or against Seller or Stockholder affecting the Business, any of the Assets or Stockholder or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions nor, to the Knowledge of Seller, is there any basis for any such Action. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Action listed or required to be listed on Disclosure Schedule 3.17(a). There are no Actions listed or required to be listed on Disclosure Schedule 3.17(a) that could reasonably be expected to have a material effect on the Business or any of the Assets.

(b)               Except as set forth on Disclosure Schedule 3.17(b), (i) there is no Order to which Seller, its business or any of the Assets is subject; and (ii) neither of Seller nor, to Seller’s Knowledge, any officer, director, manager, agent or employee of Seller, is subject to any Order that prohibits such Person from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)                Except as set forth on Disclosure Schedule 3.17(c) attached hereto and incorporated herein, (i) Seller is in compliance, in all material respects, with all of the terms and requirements of each Order applicable to it, (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a breach of or failure to comply with any term or requirement of such Order; and (iii) Seller has not received, during the previous three (3) years any written (or, to Seller’s Knowledge, oral) notice or other communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any such Order.

3.18          Absence of Certain Changes and Events. Since December 31, 2016, there has not occurred any Material Adverse Change or any event, change, condition or circumstance which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Disclosure Schedule 3.18 attached hereto and incorporated herein, since December 31, 2016, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)                loans made to, or entry into any other transaction with, any of Seller’s current or former equity holders, directors, managers, officers, employees, independent contractors or other service providers;

(b)               recognition of any union or other labor organization, certification of any collective bargaining Contract, entry into any collective bargaining or similar Contracts, or modification of the terms of any such existing Contract, appraisal of or opposition to any union organizing campaign, settling of any material grievances or unfair labor practice charges, filing of any unfair labor practice charges, or otherwise any action taken similar to the foregoing;

(c)                adoption, amendment, modification, or termination of any Employee Plan except as required by applicable Legal Requirements, or acceleration of payment or vesting of amounts or benefits or amounts payable or to become payable under any Employee Plan, or failure to make any required contribution to any Employee Plan;

(d)               increase in the compensation or benefits of any current or former director, manager, officer, employee, independent contractor or other service provider of Seller outside the ordinary course of business, or extension of an offer of employment to, or hiring of, any employee or officer providing annual compensation in excess of $50,000 or termination of any such employee or officer;

(e)                implementation by Seller of any employee layoffs that could implicate the WARN Act;

(f)                damage to or destruction or loss of any assets or properties with a market or replacement value, individually or in the aggregate, in excess of $50,000, whether or not covered by insurance;

(g)               entry into, amendment, modification, waiver, termination of or receipt of notice of termination of Contract to which Seller is a party;

(h)               sale (other than sales of inventories in the Ordinary Course of Business), lease, license, sublicense or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance, other than Permitted Encumbrances, on any Asset;

(i)                 cancellation, compromise, waiver or release of any claims or rights (or series of related claims or rights), individually or in the aggregate, involving amounts in excess of $50,000;

(j)                 written (or, to Seller’s Knowledge, oral) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;

(k)               change in Seller’s management of working capital and capital expenditures;

(l)                 cash dividend, distribution or other payment to Stockholder or any Related Person of Seller;

(m)             delay or postponement the payment of accounts payable or other liabilities outside the Ordinary Course of Business;

(n)               capital expenditures, individually or in the aggregate, in excess of $50,000;

(o)               incurrence or extension of any Indebtedness by Seller;

(p)               change in the accounting practices, policies, procedures or methods used by Seller; or

(q)               commitment by Seller (whether through written Contract or otherwise) to do any of the foregoing.

3.19          Contracts; No Defaults.

(a)                Disclosure Schedule 3.19(a) contains an accurate and complete list, and Seller has delivered to Buyer, true, correct and complete copies, of each Contract (including any amendments, addenda, modifications, supplements or waivers thereto) to which Seller is party or otherwise relate to the Assets or the Business, (i) involving the performance of services or delivery of goods or materials by or to Seller involving consideration in excess of $50,000; (ii) that involves expenditures or receipts of Seller in excess of $50,000; (iii) affecting the ownership of, leasing of, title to, use of any leasehold or other interest in any Assets; (iv) with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment; (v) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person; (vi) containing covenants that purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with or solicit or hire any Person; (vii) providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (viii) constituting or containing a power of attorney of Seller that is currently effective, outstanding and enforceable against Seller or the Assets; (ix) that contains or provides for an express undertaking by Seller to be responsible for consequential, incidental, indirect, special or punitive damages; (x) not denominated in U.S. dollars; (xi) with respect to Indebtedness; (xii) containing a warranty, guaranty and/or other similar undertaking of Seller with respect to contractual performance extended by Seller (which would be enforceable on Seller or the Assets or, following the Closing, Buyer); (xiii) requiring performance by Seller for more than one year or which is not terminable on thirty (30) days’ or less notice without payment, penalty or breach; and (xiv) with the Significant Customers and Significant Suppliers.

(b)               Except as set forth on Disclosure Schedule 3.19(b) attached hereto and incorporated herein: (i) each Contract identified or required to be identified on Disclosure Schedule 3.19(a) (each, a “Material Contract”) is valid, binding, in full force and effect and enforceable in accordance with its terms against Seller, and to Seller’s Knowledge, the other party or parties thereto, and will continue to be in full force and effect and valid, binding and enforceable on identical terms following the consummation of the transactions contemplated hereby; and (ii) each Material Contract is assignable by Seller to Buyer without the consent of any other Person.

(c)                Except as set forth on Disclosure Schedule 3.19(c) attached hereto and incorporated herein (and limited solely to the reasons described therein): (i) Seller and its Related Persons are in material compliance with all applicable terms and requirements of each applicable Material Contract; (ii) to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Material Contract is in compliance with all applicable terms and requirements of such Material Contract; (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene or conflict with, or result in a breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Contract; (iv) to Seller’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance, other than a Permitted Encumbrance, affecting any of the Assets; and (v) Seller has not given to or received from any other Person during the previous two (2) years, any written (or, to Seller’s Knowledge, oral) notice or other communication regarding any actual or alleged breach of, or default under, any Material Contract.

3.20          Insurance. Seller has delivered to Buyer true, correct and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller or the Business is or has been covered at any time since December 31, 2016, a list of which is included on Disclosure Schedule 3.20(a) (the “Business Insurance Policies”). Disclosure Schedule 3.20(b) describes: (i) any self-insurance arrangement by or affecting the Business, including any reserves established thereunder; and (ii) all obligations of Seller to provide insurance coverage to third parties, and identifies the policy under which such coverage is provided. Disclosure Schedule 3.20(c) describes, for the current policy year, a summary of the loss experience under each policy of insurance. All Business Insurance Policies are valid, outstanding and enforceable, and are sufficient for compliance with all Legal Requirements applicable to Seller and the Contracts to which Seller is a party. Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder. Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance. Seller has given notice to the insurer of all claims that may be insured thereby.

3.21          Environmental Matters. Except as disclosed on Disclosure Schedule 3.21:

(a)                Seller is in compliance, in all material respects, with all Environmental Laws applicable to Seller.

(b)               Seller has not received any written (or, to Seller’s Knowledge, oral) order, notice or other communication of any actual or credible potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed, or to which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(c)                There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Asset.

(d)               There are no Hazardous Materials present on or in the Environment at any property or facility of Seller in violation of any applicable Environmental Law, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such property or facility or such adjoining property, or incorporated into any structure therein or thereon. Seller has not permitted or conducted any Hazardous Activity with respect to any of the Assets in which Seller has or had an interest, except in full compliance with all applicable Environmental Laws.

(e)                To Seller’s Knowledge, there has been no Release or Threat of Release of any Hazardous Materials at or from any property or facility of Seller or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by Seller, or from any other property or asset (whether real, personal or mixed).

(f)                Seller has not disposed of or arranged for the disposal of Hazardous Materials to any offsite location except in compliance with Environmental Laws and no claims relating to Environmental, Health and Safety Liabilities in connection with such off-site disposal are pending or threatened.

(g)               Seller has been issued, and maintains in full force and effect all required federal, state and local permits, licenses, certificates and approvals required under Environmental Laws, including, as applicable, with respect to air emissions, discharges to surface water or groundwater, noise emissions, solid or liquid waste disposal, the manufacture, processing, treatment, packaging, storage, transportation, use, collection, destruction, conversion, offering for sale, transfer or the like of Hazardous Materials, and other environmental, health or safety matters, and Buyer has complied in all material respects with the terms and conditions thereof.

(h)               Seller has not agreed to indemnify any third-party against any Environmental, Health and Safety Liabilities.

(i)                 Seller has delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the properties and facilities of Seller.

3.22          Labor Matters.

(a)                Disclosure Schedule 3.22(a) hereto lists all employees and independent contractors of Seller (including, but not limited to, any part-time or temporary employees and any employees who are on approved or unpaid leaves of absence or salary continuation or short-term disability leave) (the “Active Employees”), and each such individual’s position, base compensation, and bonus or commission opportunity, severance opportunity as of the date hereof, date of hire or date of service, any accrued and unused vacation as of the date hereof, and benefits provided to such individual (other than those provided to all employees generally).

(b)               Seller is not party or subject to, or currently negotiating, any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employee employed by Seller. Within the past three years, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity with respect to any employee employed by Seller and, to the Knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to provide the basis of any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity. There are no employment disputes currently subject to any grievance procedure, arbitration, litigation or other proceeding. There are no pending or, to the Knowledge of Seller, threatened filings of any unfair labor practice charges or certification petitions regarding representation of employees at the National Labor Relations Board.

(c)                Except as otherwise indicated on Disclosure Schedule 3.22(c), Seller has complied in all material respects with all applicable Legal Requirements relating to the employment or termination of employment of employees and the employment of workers, including, without limitation, provisions thereof relating to immigration and citizenship (including completion and processing of Forms I-9 for all employees in accordance with applicable Legal Requirements), wages, hours, pay equity, equal opportunity, employment discrimination and practices, retaliation, “whistleblower” rights, civil rights, collective bargaining, the Fair Labor Standards Act, the WARN Act, occupational health and safety, workers’ compensation, unemployment and the payment of social security and other taxes.

(d)               There is no charge, complaint or petition against Seller pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor, the Occupational Safety and Health Administration or any other Governmental Entity for which Seller has received any written notice or, to the Knowledge of Seller, which have been threatened against Seller.

(e)                Each Person that provides services to Seller, either directly or indirectly, and is characterized by Seller as an independent contractor or owner operator (each, an “Independent Contractor”), is party to a written agreement with Seller or, in the case of indirect Independent Contractors, with such Person that makes the services of such Independent Contractor available to Seller, as applicable, in substantially the form of such agreements as have been provided to Buyer. With respect to each Independent Contractor, there are no disputes, claims, charges or allegations pending or, to the Knowledge of Seller, threatened at law or in equity before any Governmental Body that challenge (i) Seller’s compliance under any applicable Legal Requirements, (ii) the independent contractor nature of such contracts or any Independent Contractor’s work status, or (iii) other understandings or arrangements of any nature whatsoever. No Independent Contractor or group of Independent Contractors has indicated to Seller an intention to cease providing services to Seller and, to the Knowledge of Seller, no Independent Contractor or group of Independent Contractors has any plans to cease providing services to Seller, in either case as would be adverse to the operation of the Business.

(f)                Except as set forth in Disclosure Schedule 3.22(f), (i) all officers, employees, independent contractors and other service providers of Seller are terminable at will by Seller upon not more than 30 days’ notice and without material cost or penalty to Seller; (ii) there is no officer, executive, key employee or group of employees of Seller who has or have indicated in writing an intention to terminate his, her or their employment with Seller; (iii) and to the Knowledge of Seller, no officer, executive, key employee or group of employees has any plans to terminate his, her or their employment, whether as a result of the Contemplated Transactions or otherwise. Seller has not, since December 1, 2014, effectuated a “plant closing” (as defined in the WARN Act) or a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of Seller.

3.23          Intellectual Property Assets.

(a)                The term “Intellectual Property Assets” means intellectual property owned or licensed (as licensor or licensee) by Seller and used by Seller in its operation of the Business, consisting of:

(i)                 any word, phrase, slogan, icon, logo, graphic or image used as a designation for or an identifier of goods or services, including, without limitation, trade names, trademarks (whether registered or unregistered), trade dress, service marks, packaging design, usernames or screen names used in connection with social media, and all related registrations and applications for registration in any jurisdiction throughout the world (collectively, “Marks”). “Marks” includes all goodwill associated therewith;

(ii)               all domestic and foreign patents and patent applications together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions and reexaminations thereof (collectively, “Patents”);

(iii)             all works of authorship, whether published or unpublished, mask works, copyright registrations, applications for copyright registrations and all copyrights therein, including Software (collectively, “Copyrights”);

(iv)             all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, know-how, inventions not the subject of a patent or patent applications, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing, which derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the public (collectively, “Trade Secrets”); and

(v)               rights in internet web sites and internet domain names (whether or not constituting Marks) (collectively “Domain Names”).

(b)               Disclosure Schedule 3.23(b) contains a complete and accurate list and description of all issued or applied for Patents, registered or applied for Marks, each material unregistered Mark, registered or material unregistered Copyrights, and Domain Names, in each case in which Seller has any ownership rights. Disclosure Schedule 3.23(b) shall also contain the (i) name of the applicant, registrant, or current owner, (ii) the jurisdiction where the application or registration has been filed, (iii) the application or registration number (as applicable), and (iv) current status, in each case, as applicable. With respect to Domain Names, Disclosure Schedule 3.23(b) sets forth the complete and accurate list of the applicable Domain Name registrar, the name of the administrative contact, and the expiration date. Seller is in compliance, in all material respects, with all Legal Requirements (including timely payment of all filing, examination and maintenance fees, as well as timely post-registration filing of applicable affidavits of use, incontestability and renewal applications) with respect to all of the foregoing (including Patents, Marks, Copyrights and Domain Names), as applicable. All of the foregoing, together with Trade Secrets owned by Seller, shall collectively be referred to as “Owned Intellectual Property Assets.” None of the Owned Intellectual Property Assets is subject to any outstanding order or judgment. With respect to the Marks included as part of the Assets, Seller has not previously sold or transferred such Marks to any third party in direct conflict with the Mark Assignment and Assumption delivered herewith (in the form of Exhibit D-1 attached hereto).

(c)                Disclosure Schedule 3.23(c) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, of all Contracts to which the Seller is a party relating to the Intellectual Property Assets owned by a third party and licensed to Seller pursuant to an agreement or other permission, written or oral, (each, an “Inbound Intellectual Property License”), which is material to the operation of the Business, except for any commercially available Software programs licensed under “shrink wrap” or other comparable standard form licenses. Seller has delivered to the Buyer the accurate and complete copies of all Inbound Intellectual Property Licenses to the Buyer, except for any commercially available Software programs licensed under “shrink wrap” or other comparable standard form licenses. To Seller’s Knowledge, there are no outstanding or threatened Actions with respect to any Inbound Intellectual Property Licenses.

(d)               Disclosure Schedule 3.23(d) identifies each Contract under which Seller has granted to any Person the rights to use Owned Intellectual Property Assets (each an “Outbound Intellectual Property License” and, collectively with Inbound Intellectual Property Licenses, “Intellectual Property Licenses”).

(e)                All Owned Intellectual Property Assets and Intellectual Property Licenses are valid and enforceable, and until and following the Closing, will remain in full force and effect. Seller has performed the obligations imposed upon it under the Intellectual Property Licenses in all material respects. Other than rights in Owned Intellectual Property Assets arising under an Outbound Intellectual Property License disclosed in Disclosure Schedule 3.23(d), no Person has any rights in or to any Owned Intellectual Property Assets, including through grant of any option, license, assignment or agreement of any kind.

(f)                Except as set forth in Disclosure Schedule 3.23(f), the Owned Intellectual Property Assets and those Intellectual Property Assets licensed pursuant to Inbound Intellectual Property License, are, in the aggregate, all those necessary for the operation of the Business as it is currently operated, and are sufficient to permit the Buyer to operate the Business after the Closing in all material respects identically as operated immediately prior to the Closing. Seller is the owner of all right, title and interest in and to each item of Owned Intellectual Property Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and has the right to use all of those Intellectual Property Assets licensed from third parties pursuant to an Inbound Intellectual Property License subject to the provisions thereof, and, except as set forth in Disclosure Schedule 3.23(f), the Owned Intellectual Property Assets and all Inbound Intellectual Property Licenses are fully assignable by Seller to any Person, without any payment to or consent from any Person.

(g)               Except as set forth in Disclosure Schedule 3.23(g), the conduct of the Business as currently conducted and the use of all Intellectual Property Assets used in the conduct of Seller’s business do not infringe, misappropriate or dilute the intellectual property rights of any other Person. As of the date hereof, to the Knowledge of the Seller, no Actions are pending or threatened against Seller by any Person with respect to: (i) the ownership, validity, enforceability, effectiveness or use of any Intellectual Property Assets; (ii) contesting the right of Seller to use any of its products or processes or offer its services as currently or previously done or (iii) alleging infringement, misappropriation or dilution of the intellectual property rights of any other Person.

(h)               Seller has obtained valid and effective work made for hire agreements and assignments from all past and present directors, managers, officers, employees, independent contractors and consultants (collectively, the “Inventors”) who are or have been in any way involved in the creation, invention or development of Owned Intellectual Property Assets. The Inventors have conveyed all of Inventor’s rights in and to such Owned Intellectual Property Assets and to any work product produced for the Seller by such Inventors to the Seller.

(i)                 Seller has taken reasonable steps to maintain the confidentiality of all Trade Secrets used, in development or for use in its business, including the adoption and implementation of physical and electronic security measures and controls over physical and electronic assets. To the Knowledge of the Seller, there has been no misappropriation of any such Trade Secrets by any Person.

(j)                 Seller has not collected, received or used any personally identifiable information, including, without limitation, non-public financial information, from any Persons (collectively, “PII”) in an unlawful manner or in a manner that in any way violates applicable Legal Requirements. Seller has, and has had for the previous five (5) years, adequate and appropriate measures and safeguards in place to protect the PII and customer information it receives against illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner violative of Legal Requirements and the PCI Requirements. Seller is, and for the past five (5) years has been, in compliance with applicable PCI Requirements. Seller has for the past five (5) years obligated all service providers who are required to be compliant with PCI Requirements to be in compliance with PCI Requirements. Except as set forth in Disclosure Schedule 3.23(j), to the Knowledge of the Seller, there has never been a breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any PII, customer information, confidential or proprietary data or any other sensitive information maintained or stored by or on behalf of Seller, and Seller has not received any notice alleging the occurrence of any such breach. Seller has complete and accurate records of all Persons who have notified Seller of such Person’s election not to receive any electronic communications or solicitations (“Opt-out Notifications”) from Seller and Seller has complied with all such Opt-out Notifications.

(k)               Seller has established and is in compliance with its current internal human resources policies and procedures (and has been in compliance with all historic human resources policies and procedures) pertaining to the access, storage and use of PII of its employees (“Employee PII”). There has been no notice to, complaint against or audit, proceeding or investigation conducted or claim asserted with respect to Seller by any Person (including any Governmental Body) related to the collection, use, storage, distribution, transfer or disclosure of personal information, and none is pending, to the Knowledge of Seller none is threatened, and to the Knowledge of the Seller, there is no basis for the same.

(l)                 The Seller has not developed, or had developed on its behalf, any proprietary Software. Except as set forth in Disclosure Schedule 3.23(l), all Software that is used in or held for use in Seller’s business (i) is used pursuant to a valid and enforceable Inbound Intellectual Property License, (ii) is in machine readable form, and (iii) to the Knowledge of the Seller, contains no Disabling Devices.

(m)             Seller owns, or has sufficient rights to use pursuant to a written license or lease, all computer systems (including all Software, firmware, Hardware, equipment, networks, databases, interfaces and related systems and all other information technology) (collectively, “Systems”) used by Seller in the operation of the Business (which Systems are sufficient to operate the business in the ordinary course of business). There have been no repeated failures or repeated substandard performance of any Systems that have caused any material disruption to the business.

(n)               Seller has in place and maintain in effect redundancy, business continuity and disaster recovery plans, procedures and facilities that are adequate and appropriate for the nature of the risks associated with the business. Seller maintains and has installed on its Hardware commercially reasonable anti-virus, malware, and security breach detection measures.

3.24          Customers and Suppliers.

(a)                Set forth on Disclosure Schedule 3.24(a) is a true and correct list of (i) the twenty (20) largest customers (measured by revenues paid to Seller, in the aggregate), during (x) the period from January 1, 2017 through the Most Recent Balance Sheet Date and (y) the fiscal year ended December 31, 2016 (the “Significant Customers”), together with the dollar amount of sales made to such customers during such period, (ii) the twenty (20) largest suppliers in terms of purchases by Seller during (x) the period from January 1, 2017 through the Most Recent Balance Sheet Date, and (y) the fiscal year ended December 31, 2016 (the “Significant Suppliers”), together with the dollar amount paid to such suppliers during such period, and (iii) any sole source suppliers of goods or services for which there is no ready alternative to Seller on comparable or better terms, together with the dollar amount paid to such suppliers during such period.

(b)               Since December 31, 2016, neither of the Seller nor Stockholder has received any written (or, to Seller’s Knowledge, oral) notice that any Significant Customer or Significant Supplier may cancel, terminate or otherwise materially and adversely modify its relationship with Seller or the Business (including by modifying its pricing) or limit its services, supplies or materials to Seller or the Business, either as a result of the consummation of the Contemplated Transactions or otherwise.

3.25          Solvency. Neither of Seller nor Stockholder is entering into this Agreement or the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects, and after giving effect to the Contemplated Transactions, at and immediately after the Closing, Seller and Stockholder (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they mature or become due.

3.26          Product Liability Matters; Product Returns; Product Compliance.

(a)                Disclosure Schedule 3.26(a) sets forth a list of all Product liability, warranty and other claims made which are pending or threatened in writing or, to the Knowledge of Seller, which have been threatened orally, against Seller since June 30, 2015 alleging that any Product is defective or fails to meet any warranties or guaranties, together with the annual cost associated with such claims.

(b)               Seller has not experienced any returns of Products, other than in the Ordinary Course of Business. There are no claims against Seller to return any Product by reason of alleged defective Product or otherwise, except in the Ordinary Course of Business. There is no Product in the hands of customers under an understanding that such merchandise would be returnable, in each case except in the Ordinary Course of Business.

(c)                Except as set forth on Disclosure Schedule 3.26(c), Seller has never undertaken any Product Recall (whether voluntary or required by either a supplier or Governmental Body) and no Product is subject to a Recall required by any Governmental Body, and Seller has no plans to initiate a voluntary Product Recall. Each type of private label Product and, to Seller’s Knowledge, each other type of Product conforms in all material respects with all applicable Laws (including, without limitation, with respect to product labeling) currently in effect and with all applicable requirements of industry standard organizational (including, without limitation, with respect to product labeling).

(d)               Except as set forth in Disclosure Schedule 3.26(d), no Product is subject to any guaranty, warranty or other indemnity provided by and to which Seller is subject, beyond those imposed by applicable Laws. To Seller’s Knowledge, Seller do not have any material liability arising out of any injury to Persons or property as a result of the ownership, use, or possession of any Products. The Products have been, in all material respects, sold by Seller in conformity with all applicable contractual commitments and all express warranties and, to Seller’s Knowledge, all implied warranties.

3.27          Anti-Corruption, Anti-Money Laundering, Sanctions.

(a)                None of Seller, its Subsidiaries and, to Seller’s Knowledge, their respective Related Persons, and predecessors or current or former Subsidiaries, nor each of their officers, directors and managers, nor, to Seller’s Knowledge, its agents, have in the past 5 years:

(i)                 violated any Anti-Corruption Laws; or

(ii)               offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage.

(b)               Except as set forth on Disclosure Schedule 3.27(b), at no time during the prior five (5) years has Seller, Stockholder, their respective Related Persons, and predecessors or current or former Subsidiaries, or each of their officers, directors and managers, or, to Seller’s Knowledge, its agents, (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Body or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Sanctions Laws and Regulations; or (ii) been the subject of current, pending, or threatened investigation, inquiry or enforcement proceedings for violations of Anti-Corruption Laws, Anti-Money Laundering Law, or Sanctions Laws and Regulations or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Sanctions Laws and Regulations.

(c)                Seller and Stockholder have maintained for the last 5 years, complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials in accordance with GAAP.

(d)               Except as disclosed on Disclosure Schedule 3.27(d), none of Seller’s officers, directors or managers is a Government Official.

(e)                None of Seller and its Subsidiaries, nor to Seller’s Knowledge, their respective Related Persons, officers, directors, managers or agents, is currently a Sanctions Target or is located, organized, or resident in a country or territory that is a Sanctions Target.

(f)                Except as set forth on Disclosure Schedule 3.27(f), at no time during the prior five (5) years has Seller, its Subsidiaries, or, to Seller’s Knowledge, their respective Related Persons, officers, directors, managers or agents, been the subject of current, pending, or threatened investigation, inquiry or enforcement proceedings for violations of Sanctions Laws, or violated or received any notice, request, or citation for any actual or potential noncompliance with Sanctions Laws or Regulations.

(g)               Except as set forth on Disclosure Schedule 3.27(g), at no time during the prior five (5) years has Seller, its Subsidiaries, or, to Seller’s Knowledge, their respective Related Persons, officers, directors, managers or agents, engaged in any direct or indirect dealings or transactions in or with a Sanctions Target, nor is either of Seller, Stockholder or any of Seller’s Subsidiaries currently engaged in any such activities.

(h)               Except as set forth on Disclosure Schedule 3.27(h), at all times during the prior five (5) years the operations of Seller and its Subsidiaries and, to Seller’s Knowledge, their respective Related Persons, officers, directors, managers and agents, have been conducted at all times in compliance with applicable Anti-Money Laundering Laws.

3.28          Bank Accounts. Disclosure Schedule 3.28 sets forth a true and complete list of (a) the name and address of each bank, brokerage, investment company, financial institution, depositary institution or similar entity with which Seller or the Business has or maintains an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank and deposit account of Seller.

4.                  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Stockholder as follows:

4.1              Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now conducted, to own or use the properties and assets that it uses or purports to own or use, and to perform all its obligations under the Contracts to which it is a party except, in each case, as would not reasonably be expected to materially impair the ability of the Buyer to consummate the transactions contemplated hereby or pursuant to the Ancillary Documents to which Buyer is a party. Buyer is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, and the failure to so qualify would reasonably be expected to have a material and adverse effect on the operation of the Buyer’s business, except as would not reasonably be expected to materially impair the ability of the Buyer to consummate the transactions contemplated hereby or pursuant to the Ancillary Documents to which Buyer is a party.

4.2              Authority; No Conflict; Consents.

(a)                Buyer has the full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and perform its obligations hereunder and thereunder. Buyer has taken all necessary limited liability company action to authorize the execution and delivery of this Agreement and the Ancillary Documents to which it is party and the consummation of the Contemplated Transactions. This Agreement is, and the Ancillary Documents to be executed and delivered by Buyer in connection with the Contemplated Transactions will be when so executed and delivered, the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally.

(b)               Neither the execution and delivery by Buyer of this Agreement or the Ancillary Documents to which Buyer is a party (as applicable), nor the consummation of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) result in a breach of: (i) any provision of Buyer’s Governing Documents; (ii) any resolution adopted by the board of managers or similar governing body or Person of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound, in each case in a manner which would be reasonably likely to materially impair such Person’s ability to consummate the Contemplated Transactions.

(c)                Buyer is not and will not be required to obtain any Consent from, or provide any notice to, any Person in connection with such Person’s execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except as has been or, prior to Closing have been, obtained.

4.3              Certain Proceedings. There is no pending Action that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the knowledge of Buyer, no such Action has been threatened.

4.4              Solvency. Buyer is not entering into this Agreement or the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of Seller and Stockholder contained in this Agreement are true and correct in all material respects, and after giving effect to the Contemplated Transactions, at and immediately after the Closing, Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they mature or become due.

4.5              Broker Fees. Except for the fees and commissions of Harvey & Company, none of Buyer or any of its Related Persons has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

5.                  COVENANTS

5.1              Public Announcements. The parties hereto acknowledge and agree that notwithstanding anything to the contrary contained herein, following the execution hereof, Stockholder will make public announcements and disclosures regarding this Agreement and the Contemplated Transactions to the extent required, and which shall not contain information beyond what is required, in accordance with the requirements of applicable Law and the rules and regulations of the United States Securities and Exchange Commission and the NASDAQ Global Market, and Buyer may make public announcements and disclosures regarding this Agreement and the Contemplated Transactions to the extent required, and which shall not contain information beyond what is required, in accordance with the requirements of applicable Law. The parties further agree that the non-disclosing party shall be provided copies of the same reasonably in advance of any public announcement, and the disclosing party will consider in good faith any reasonable edits proposed by the non-disclosing party that are timely provided. Except to the extent required (a) in accordance with the requirements of applicable Law, (b) by the rules and regulations of the United States Securities and Exchange Commission and the NASDAQ Global Market, and (c) in connection with Stockholder’s quarterly earnings releases and related analyst conference calls, from and after the date hereof (provided, that, in the case of clause (c), such information shall be limited to that reasonably necessary to describe generally the impact of the Contemplated Transactions on the business of Seller and Stockholder and other information customarily disclosed in such communications and shall not, for the avoidance of doubt, include any Trade Secrets of the Business), no party to this Agreement or the Ancillary Documents shall make any public announcement or issue any press release in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

5.2              Employee and Related Matters.

(a)                Effective upon Closing, Seller shall terminate all of the Active Employees immediately prior to Closing and shall pay all such employees (or applicable Governmental Body) any amounts due to such employees earned on or prior to the Closing Date for accrued wages, vacation, any other benefits, employment taxes and any other claims and obligations related to employment. Buyer shall, or shall cause a Related Person of Buyer to, effective immediately following the Closing Date and contingent on the Closing and satisfactory background checks, offer employment to such Active Employees set forth on Disclosure Schedule 5.2(a) with (i) the same base salaries as those provided to such Active Employees immediately prior to the Closing Date, and (ii) employee benefits (excluding equity and equity-based compensation and retiree welfare, transaction-based, and defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to such Active Employees immediately prior to the Closing Date, and that take into account such Active Employees’ service with Seller on or before the Closing Date to the extent required by Section 5.2(c) hereof. Seller shall use commercially reasonable efforts to cause the Active Employees to make available their services to Buyer and/or a Related Person of Buyer. Those Active Employees who receive and accept such offers of employment shall be referred to hereinafter as the “Transferred Employees”. Those Active Employees who receive and reject such offer of employment or who are not offered employment with Buyer or a Related Person of Buyer (including former employees), and all current or former directors, and independent contractors, are referred to herein as “Excluded Employees.”

(b)               Notwithstanding Section 2.4(b)(vi) and only with respect to the Transferred Employees, Buyer and/or a Related Person of Buyer shall be responsible for all salaries, wages and benefits of each Transferred Employee accruing after the Closing Date that are provided by Buyer and/or a Related Person of Buyer, and Seller has no liability for salaries, wages or benefits of Transferred Employees or other employees of Buyer accrued or relating to periods after the Closing Date that are provided by Buyer and/or a Related Person of Buyer. Notwithstanding anything to the contrary contained in this Agreement, Seller and its ERISA Affiliates shall remain and be responsible for any and all liabilities or obligations or claims in respect of (i) all Excluded Employees and their beneficiaries and dependents, whether arising before, on or after the Closing Date, (ii) all Transferred Employees and their beneficiaries and dependents arising on or before the Closing Date, and (iii) all Employee Plans, whether arising before, on or after the Closing Date. Without limiting the generality of the foregoing, Seller shall remain solely responsible for (A) all liabilities or obligations or claims arising out of the consummation of the transactions contemplated hereby, including, without limitation, change of control, sale bonus, stay bonus, retention bonus, severance and similar obligations under any Employee Plan maintained, entered into, or contributed to by Seller and (B) any and all liabilities, obligations or claims described in Section 4980B of the Code (or similar state law) (“COBRA”) which, in all cases, are or may become payable prior to the consummation of the transactions contemplated by this Agreement provided, that if Seller does not maintain a group health plan after the Closing Date, Buyer shall be responsible to make COBRA continuation coverage available to Excluded Employees who are M&A qualified beneficiaries as defined and only to the extent required by COBRA. For purposes of this Section 5.2(b), a claim for welfare benefits shall be deemed to have been incurred when (x) with respect to medical or dental benefits, the medical or dental services giving rise to such claims are performed and (y) with respect to life, disability or accidental death or dismemberment, or workers’ compensation benefits, when the event, condition or illness giving to such claim occurs.

(c)                For all purposes under the employee benefit plans of Buyer and its Related Persons providing benefits after the Closing Date for Transferred Employees, each Transferred Employee shall be credited with his or her years of service with Seller before the Closing Date for all purposes (other than benefit accrual), to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under any Employee Plan, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Transferred Employee shall be immediately eligible to participate, without any waiting period, in the employee benefit plans established by Buyer and its Related Persons for Transferred Employees (such plans, collectively, the “Buyer Plans”) to the extent such waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Closing Date under the relevant Employee Plan in which the employee had participated; (ii) for purposes of each Buyer Plan providing medical, dental, pharmaceutical or vision benefits to any employee, Buyer shall cause all pre-existing conditions, exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Transferred Employee and his or her dependents that were covered under a similar Employee Plan prior to the Closing Date (“covered dependents”) to the extent that such limitations did not apply or were satisfied under the corresponding Employee Plan, and (iii) Buyer shall cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Employee Plan ending on the date such Transferred Employee’s participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year to the same extent as such amounts had been paid in accordance with such Buyer Plan; provided, in each case, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(d)               Without limiting the generality of Section 5.2(c)(ii), Seller shall be responsible for the amount of salaries or wages earned by the Transferred Employees on or prior to the Closing Date. Such payment shall include each such Transferred Employees’ share of payroll and employment taxes. Buyer or a Related Person thereof shall pay directly to the Transferred Employees the amount of salaries or wages earned after the Closing Date. Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) Buyer and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Active Employees including the Transferred Employees, and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each Transferred Employee with respect to the portion of the year during which such Transferred Employee is employed by Buyer or a Related Person thereof that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by Seller.

(e)                To the extent permitted by applicable Legal Requirements and contract, Seller shall provide Buyer with certain relevant information, as reasonably requested by Buyer, with respect to the Transferred Employees to assist in effecting their employment by Buyer or a Related Person thereof following the Closing Date in an orderly fashion. In addition, to the extent permitted by applicable Legal Requirements and contract, Seller shall deliver to Buyer on or within thirty (30) days after the Closing Date all personnel and medical records or copies thereof that are reasonably required by for proper employee administration and shall transfer all files or copies thereof then relating to the Transferred Employees (including benefit information and personnel files). All personnel and medical records or copies thereof so transferred shall be transferred by Seller and maintained by Buyer in accordance with all applicable Law relating to privacy and confidentiality.

(f)                Nothing contained in this Agreement, express or implied, (i) is intended to confer upon any Active Employee any right to employment or continued employment for any period or continued receipt of any specific employee benefit, or limit Buyer’s or any of its Related Persons’ ability (at Buyer’s or its Related Person’s sole expense and Liability) to terminate the employment of any Transferred Employee at any time and for any reason, (ii) shall constitute an amendment to or any other modification of any Employee Plan, (iii) shall constitute a promise or commitment to any employee under any Employee Plan, (iv) shall be deemed to require the establishment of any Employee Plan, or (v) shall constitute a limitation on the authority of Buyer to amend or terminate any Employee Plan. Nothing in this Agreement, express or implied, shall be interpreted to confer upon any of the Active Employees or any participants in any Employee Plan (or any beneficiaries or dependents of any such Person) any rights or remedies as third-party beneficiaries under this Agreement.

5.3              Expenses. Except as otherwise expressly provided herein, the parties shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement and Ancillary Documents, the performance of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions.

5.4              Confidentiality.

(a)                Effective simultaneously with the Closing, the letter agreement, dated August 24, 2017, by Stockholder and accepted and agreed to by Carlyle Investment Management L.L.C. (the “Confidentiality Agreement”), shall be terminated, and the parties hereto agree to cause the other parties to the Confidentiality Agreement to take any further actions as may be reasonably necessary to cause the Confidentiality Agreement to be terminated.

(b)               From and after the Closing, Seller and Stockholder agree that they and their respective Representatives shall keep confidential and not disclose any Confidential Information. In the event that Seller, Stockholder or any of their respective Representatives are required by applicable Legal Requirements to disclose all or any portion of the Confidential Information, Seller and Stockholder shall promptly notify Buyer of the existence, terms and circumstances surrounding such a request or requirement (to the extent permitted by Legal Requirements) so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with this Section 5.4, and Seller and Stockholder will, and will instruct their respective Representatives to, cooperate at Buyer’s cost, with Buyer and provide reasonable assistance in seeking such remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver, Seller, Stockholder or their respective Representatives are nonetheless, in the advice of counsel, legally compelled to disclose Confidential Information to any Governmental Body or other Person, Seller, Stockholder and their respective Representatives may disclose to such Governmental Body or other Person only the portion of the Confidential Information that such counsel advises is so required to be disclosed and shall exercise reasonable efforts to ensure the confidential treatment of such information so disclosed.

(c)                Each of the Seller, Stockholder and Buyer acknowledges that the restrictions contained in this Section 5.4 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions. Each of the Seller, Stockholder and Buyer acknowledges that any violation of this Section 5.4 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.4, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Each of the Seller and Stockholder further acknowledges and agrees that the only permitted objection that it may raise in response to any Action for any such preliminary or permanent injunctive relief is that it contests the existence of a breach or threatened breach giving rise thereto and irrevocably waives any requirement for the securing or posting of any bond in connection with any Action for any such preliminary or permanent injunctive relief.

5.5              Name. Seller and Stockholder understand that, subsequent to the Closing, Buyer shall use the names and trade names described in Schedule 5.5 (collectively “Names”) and that such names are included in the Assets hereunder and Seller and Stockholder agree not to object to or challenge any such use by Buyer of any of the Names. From and after the Closing, none of Seller, Stockholder or any of their respective Related Persons shall use part or all of any of the Names or any other name, variation excerpt, combination or derivative which may cause confusion therewith. In furtherance of the foregoing, Seller shall change its corporate name to a name not incorporating the word “Denville” or any other name confusingly similar thereto or the Names within thirty (30) days following the Closing.

5.6              Preservation of Records. Each of the Seller and Stockholder agrees that it shall preserve and keep the Records held by it or its Related Persons relating to the conduct of the Business, Assets and Assumed Liabilities on or prior to the Closing Date for a period of three (3) years from the Closing Date or such other longer period required by applicable Legal Requirements, and, during such period and, upon reasonable prior notice, shall provide to Buyer and its Representatives reasonable access during normal business hours to such Records and personnel (and will take reasonable measures to cause its Representatives, including its accountants, to do the same), as may be reasonably required in connection with, among other things, any insurance claims by, Actions or Tax audits against or investigations by Governmental Bodies or as necessary to permit the preparation and filing of all federal, state, local and other Tax returns with respect to the Assets or the Business.

5.7              Removing Excluded Assets. On or before the Closing Date, Seller shall remove all Excluded Assets from the Facilities. Such removal shall be done in such manner as to avoid any material damage such property and other properties to be occupied by Buyer and any disruption of the Business.

5.8              Reports and Returns. Seller and Stockholder shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business as conducted using the Assets, prior to the Closing Date.

5.9              Assistance in Proceedings. Seller and Stockholder will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its Records in connection with, any Action involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Business, the Assets or the Assumed Liabilities.

5.10          Marks. From and after the Closing Date, Seller shall not sell or transfer (or attempt to sell or transfer) any Marks included as part of the Assets to any third party in direct conflict with the Mark Assignment and Assumption delivered herewith (in the form of Exhibit D-1 attached hereto).

5.11          Further Assurances. From and after the Closing Date, the parties hereto shall, and shall cause their respective Related Persons to: (a) cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement; (b) furnish upon request to each other such further information; (c) execute and deliver to each other such other instruments, conveyances, certificates, notices or other documents; and (d) do such other acts and things and take such further actions, all as the other parties hereto may reasonably request for the purpose of carrying out the intent of this Agreement, the Ancillary Agreements, and the Contemplated Transactions, including to fully vest in Buyer all of Seller’s right, title and interest in and to the Assets in accordance with the terms and conditions of this Agreement.

5.12          Transition Services. Seller and Stockholder (in each case, a “Service Provider”) shall provide, or cause one or more of their respective Related Persons to provide, to Buyer the services set forth on Disclosure Schedule 5.12 (the “Transition Services”). The Transition Services shall be provided by Service Providers to Buyer at the respective costs set forth on Disclosure Schedule 5.12 hereto, and Buyer shall reimburse each Service Provider for all reasonable, out-of-pocket expenses incurred in connection with the provision of the Transition Services, provided that in all cases within this sentence, Buyer has approved such costs and expenses in advance. Except as provided in the foregoing sentence to reimburse Service Providers, the parties hereto acknowledge that Buyer shall not be obligated to pay any amounts to any Service Provider, any of its Related Persons, or any of their respective employees in respect of payroll, benefits or similar obligations in connection with the Transition Services. In the event that Buyer determines that there are additional services that are reasonably required to be included as Transition Services hereunder (including any determination by Buyer with respect to services that have historically been provided to the Business by Seller and/or Stockholder that are not included in the Assets or Transition Services), the parties shall negotiate in good faith to add such services to the Transition Services on the terms and conditions to be mutually agreed.

5.13          Transferred Bank Accounts. From and after the Closing Date, Seller and Stockholder shall, and shall cause each of their respective Related Persons to, not draw checks or other instruments, give instructions, or otherwise take any actions with respect to, the bank accounts, lockboxes, and related items transferred to Buyer as Assets pursuant to this Agreement.

5.14          Attorney-Client Privileged Communications. From after the Closing Date, Seller and Stockholder shall, and shall cause their respective Related Persons to, provide Buyer with any such attorney-client privileged communications between Seller, its Related Persons and their legal counsel (including Burns & Levinson LLP) occurring prior to the Closing as Buyer may from time to time reasonably request (such communications to be provided at Buyer’s sole cost and expense), provided that such communications (a) relate to the Seller, the Business, the Assets, or the Assumed Liabilities, and (b) were not made in connection with the negotiation, preparation, execution, delivery and consummation under, or any dispute or proceeding arising under or in connection with, this Agreement, the Ancillary Documents or the transactions contemplated hereby); and provided, further, that upon the request of Seller, on the one hand, or Buyer, on the other hand, Buyer shall, and shall cause its Related Persons to, on the one hand, and Seller and Stockholder shall, and shall cause their respective Related Persons to, one the other hand, enter into a joint privilege agreement or other agreement or arrangement reasonably designed to protect the privileged nature of such communication, in form and substance reasonably satisfactory to each of Buyer, on the one hand, and Seller and Stockholder, on the other hand, with respect to the communications provided or that may be provided pursuant to this Section 5.14.

6.                  TAX MATTERS

6.1              Sales and Transfer Taxes. All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyance and similar Taxes that may be imposed on the sale and transfer of the Business or the Assets (including any stamp, duty or other Tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the sale and transfer of the Intellectual Property Assets), together with any and all penalties, interest and additions to Tax with respect thereto (collectively, “Sales and Transfer Taxes”), shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Subject to Section 6.2, Seller will prepare and file all necessary Tax Returns and other documentation with respect to all Sales and Transfer Taxes.

6.2              Tax Returns.

(a)                Seller and Stockholder (as applicable), at their own expense, shall prepare, and with Buyer’s cooperation, timely file all Tax Returns relating to the Assets and the Business that are not determined based on income, profit or gains (“Asset Taxes”) in respect of (i) all taxable periods ending on or before the Closing Date for which Tax Returns are not due and have not been filed as of the Closing Date and (ii) all Straddle Periods, the Tax Returns for which do not include the ownership or operation of the Business or Assets after the Closing Date (“Seller Straddle Returns”). The Tax Returns referred to in the preceding sentence shall be prepared in a manner consistent with past practice. No later than ten (10) days prior to the due date for filing of any such Tax Return, Seller’s Representative shall make a draft of such Tax Return available for review by Buyer to provide Buyer with an opportunity to review and comment on such Tax Return and Seller’s Representative (as applicable) shall incorporate all reasonable comments promptly received by Seller’s Representative, provided, however, that any dispute concerning such draft Tax Return shall be resolved as set forth in Section 6.2(c) below. Seller and Stockholder (as applicable) shall pay and discharge all pre-Closing Taxes and Seller Straddle Return Taxes shown to be due on such Tax Returns before the same shall become delinquent and before penalties accrue thereon. An exact copy of any such Tax Return filed by Seller and Stockholder (as applicable) and evidence of payment of such Taxes shall be provided to Buyer no later than ten (10) business days after Buyer’s request for same.

(b)               Buyer shall prepare and timely file all Tax Returns with respect to Asset Taxes for the Straddle Period, other than Seller Straddle Returns. No later than fifteen (15) days prior to the due date for filing of any such Tax Return, Buyer shall make a draft of such Tax Return available for review by Seller’s Representative to provide Seller’s Representative with an opportunity to review and comment on such Tax Return, and Buyer shall incorporate all reasonable comments from Seller’s Representative promptly received by Buyer to the extent related to the amount of Taxes shown due which is attributable to the pre-Closing portion of the Straddle Period, provided, however, that any dispute concerning such draft Tax Returns shall be resolved as set forth in Section 6.2(c) below. Buyer shall timely pay and discharge all Taxes shown to be due on such Tax returns. No later than five (5) Business Days prior to the due date of such return, Seller shall pay to Buyer the amount of Taxes shown due which is attributable to the pre-Closing portion of the Straddle Period.

(c)                In the event of any dispute among Buyer, Seller or Seller’s Representative concerning Tax Returns with respect to Asset Taxes described in Sections 6.2(a) and 6.2(b) above, the parties shall act in good faith to resolve any differences with respect to items in dispute and thereafter if they are unable to resolve any differences that, in the aggregate, are material in relation to the Tax liability with respect thereto, then any remaining disputed matters will be finally and conclusively determined by the Arbitrator in accordance with the terms of Section 2.8(c). The Arbitrator will render a written report as to the disputed matters, which report shall be conclusive and binding upon the parties.

6.3              Allocation for Straddle Period. For purposes of this Agreement, the amount of Asset Taxes attributable to the pre-Closing portion of any taxable period beginning on or before and ending after the Closing Date (the “Straddle Period”) shall be determined by reference to the relative number of days in the pre-Closing portion (including the Closing Date) and post-Closing portion of such Straddle Period, provided, however, that with respect to all payroll and sales and use taxes the amount of Asset Taxes attributable to the pre-Closing portion of a Straddle Period shall be determined as if such Straddle Period ended, and the books of Seller closed, as of the Closing Date.

6.4              Amended Returns or Elections. None of Stockholder, Seller, Seller’s Representative or their Related Persons shall file a Tax Return (except pursuant to Sections 6.1 and 6.2), an amended Tax Return (or otherwise change such Tax Return) or make or change an election with respect to periods or portions thereof ending on or before the Closing without the prior written consent of Buyer (which consent shall not be unreasonably withheld) unless (a) the filing, amendment or election does not adversely affect Buyer, the Business or the Assets or (b) if the filing, amendment or election does adversely affect Buyer, the Business or the Assets, then prior to the filing, amendment or election, the Stockholder and Seller agree in signed writing (in form and substance reasonably satisfactory to Buyer), to fully, jointly and severally indemnify Buyer for such adverse effect. The parties acknowledge and agree that any disputes concerning the matters contemplated in this Section 6.4 shall be resolved in the same manner as set forth in Section 6.2(c), above.

6.5              Character of Payments. To the extent permitted by applicable law, the parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price.

7.                  INDEMNIFICATION; REMEDIES

7.1              Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties set forth herein and in any Ancillary Document shall survive the Closing and shall remain in full force and effect until the earlier of (x) eighteen (18) months following the Closing Date, and (y) the date that Buyer has obtained a final audited balance sheet, income statement and statement of cash flows from its auditor as of and for the fiscal year ended December 31, 2018 (such period, the “Survival Period”); provided that: (i) the Fundamental Representations (other than those set forth in Section 3.13 and Section 3.15) shall survive indefinitely; and (ii) the representations and warranties set forth in Section 3.13 and Section 3.15 shall survive for 60 days following the expiration of the applicable statute of limitations; (b) the covenants and agreements contained herein and in the Ancillary Documents shall survive the Closing indefinitely, except to the extent they expire according to their terms. No claim for indemnification may be asserted pursuant to this Agreement unless such claim is asserted in writing prior to the expiration of the applicable survival period. For the avoidance of doubt, any claim for indemnification made hereunder prior to the expiration of the applicable survival period shall survive until the resolution of such claim, notwithstanding the earlier expiration of such survival period.

7.2              Indemnification and Reimbursement by Seller and Stockholder. Seller and Stockholder will, jointly and severally, indemnify and hold harmless Buyer, its Related Persons and its and their respective Representatives (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any Damages, arising from or in connection with: (a) any breach of any representation or warranty made by Seller or Stockholder in this Agreement or any Ancillary Document delivered by Seller or Stockholder; (b) any breach of any covenant, agreement or obligation of Seller, Seller’s Representative or Stockholder in this Agreement (including, for the avoidance of doubt, Article 6) or in any Ancillary Document delivered thereby; (c) any Retained Liabilities; (d) any Excluded Asset; (e) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by such Person with either of Seller or Stockholder or any of their respective Related Persons (or any Person acting on their respective behalf) in connection with any of the Contemplated Transactions; (f) Indebtedness and/or Transaction Expenses; (g) any amounts to be paid to Bank of America, N.A. or any affiliate thereof pursuant to the “hold harmless” provisions set forth in that certain Assignment, Assumption and Consent Agreement, dated on or around the date hereof, by and among Buyer, Seller, and Bank of America, N.A, to the extent arising from or relating to acts or omissions occurring at or prior to the Closing; and (h) the applicability of any bulk sales or similar Laws arising out of, relating to or in connection with the Contemplated Transaction. Notwithstanding the foregoing clause (h), the parties acknowledge and agree that all Sales and Transfer Taxes shall be addressed as set forth in Section 6.1.

7.3              Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller and their Related Persons and all of their respective Representatives (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with: (a) any breach of any representation or warranty made by Buyer in this Agreement or in any Ancillary Document delivered by Buyer; (b) any breach of any covenant, agreement or obligation of Buyer in this Agreement (including, for the avoidance of doubt, Article 6) or in any Ancillary Document delivered by Buyer; (c) any Assumed Liabilities; (d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made by such Person with Buyer or any of its Related Persons (or any Person acting on their respective behalf) in connection with any of the Contemplated Transactions; and (e) Buyer’s or its Related Person’s ownership, operation or use of the Assets or the conduct of the Business by the Buyer and its Related Persons from and after the Closing, but solely to the extent such Damages do not arise from or relate to acts or omissions occurring prior to the Closing. For the avoidance of doubt, clause (e) of the immediately preceding sentence shall not be interpreted in such a manner as to limit the Buyer Indemnified Persons’ right to indemnification hereunder.

7.4              Limitations on Indemnification.

(a)                Deductible. Seller and Stockholder shall have no liability (for indemnification or otherwise) with respect to claims under Section 7.2(a) until the total of all Damages with respect to all such matters exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”) and then only for the amount by which such Damages exceed the Deductible, as applicable; provided, that the Deductible will not apply to claims under Section 7.2(a) with respect to claims relating to breaches of the Fundamental Representations or the representations and warranties set forth in Section 3.13. In addition, for the avoidance of doubt, the Deductible shall not apply to claims made pursuant to any provision of Section 7.2 other than Section 7.2(a).

(b)               Cap. Seller’s and Stockholder’s aggregate liability to Buyer Indemnified Persons for Damages under Section 7.2(a) shall not exceed One Million Twenty Thousand Dollars ($1,020,000); provided, that the Cap will not apply to claims under Section 7.2(a) with respect to claims relating to breaches of the Fundamental Representations or the representations and warranties set forth in Section 3.13. In addition, for the avoidance of doubt, the Cap shall not apply to claims made pursuant to any provision of Section 7.2 other than Section 7.2(a). Notwithstanding the foregoing, Seller’s and Stockholder’s aggregate liability for Damages hereunder (including without limitation pursuant to Sections 2.11 and 7.2 above), shall not exceed the Purchase Price. Buyer’s aggregate liability for Damages hereunder shall not exceed the Purchase Price.

(c)                Final Working Capital. Notwithstanding anything herein to the contrary, the Seller and Stockholder shall have no obligation to indemnify the Buyer Indemnified Persons under this Article 7 for any breach of the representations of Seller and Stockholder to the extent the Damages resulting from such breach are actually included in the calculation of the Final Working Capital. In no event shall the Damages which were included in the calculation of Final Working Capital be counted toward the Deductible.

(d)               Calculation of Damages.

(i)                 Notwithstanding any provision in this Agreement to the contrary, all Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article 7 shall be calculated in accordance with Schedule 7.4(d).

(ii)               In determining the amount of any Damages incurred in connection with any breach of any representation or warranty any and all references to “material”, “Material Adverse Effect” or similar term set forth in such representation or warranty shall be disregarded.

(iii)             Each Indemnified Party (as such term is defined in Section 7.5(a)) shall have an obligation to mitigate Damages under this Agreement to the extent required by applicable Law, and to that end, the parties to this Agreement shall use commercially reasonable efforts to consult and cooperate with each other with a view towards mitigating Damages that would reasonably be expected to give rise to claims for indemnification under this Article 7.

(e)                Fraud. Notwithstanding anything in this Agreement to the contrary, the limitations on indemnification (including pursuant to provisions of this Section 7.4 and Section 7.1) shall not apply to claims for indemnification hereunder arising out of or relating to fraud or criminal misconduct.

7.5              Indemnification Procedures.

(a)                Any Person entitled to indemnification (an “Indemnified Party”) by another Person (an “Indemnifying Party”) hereunder shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or would reasonably be expected give rise to a right of indemnification under this Agreement with respect to Damages that do not result from a Third Party Claim within thirty (30) calendar days of such determination; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure.

(b)               If an Indemnified Party shall receive written notice (a “Third Party Claim Notice”) of any Action (each, a “Third Party Claim”) against it which may give rise to a claim for Damages under this Article 7, within twenty (20) calendar days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that failure to give the Third Party Claim Notice shall not affect the indemnification provided hereunder except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a regionally recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that:

(i)                 the Indemnifying Party gives notice of its intention to so assume such defense within twenty (20) calendar days of delivery to the Indemnified Party of the Third Party Claim Notice and acknowledges in writing that it would have an indemnity obligation hereunder with respect to Damages resulting from such Third Party Claim and agrees in writing to be fully and unconditionally responsible for any and all Damages relating to such Third Party Claim, without any reservation of rights, subject only to the limitations set forth in this Article 7, if applicable;

(ii)               the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred (A) after the provision of the Third Party Claim Notice but prior to the date the Indemnifying Party assumes control of such defense or (B) in relation to any claim for which the Indemnified Party has been advised by its counsel that there are legal defenses available to it which are different from or additional to defenses available to the Indemnifying Party or its Related Persons, or potential conflict exists between the Indemnified Party and the Indemnifying Party which would make separate representation advisable, in which case the reasonable fees and expenses of one counsel to the Indemnified Party, notwithstanding the foregoing, shall in either such case be borne by the Indemnifying Party);

(iii)             the Indemnifying Party shall not be entitled to assume control of (or continue to conduct) such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the Third Party Claim arises in connection with any criminal proceeding, action, indictment, allegation or investigation against an Indemnified Party; (B) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party; (C) the Indemnifying Party failed to defend or is failing to defend the Third Party Claim in good faith, (D) the Indemnifying Party is Seller or Stockholder and the Third Party Claim relates in whole or in part to Straddle Period Asset Taxes (other than Taxes related to Seller Straddle Returns) or a post-Closing taxable period (other than a post-Closing period of Seller or its Related Persons not relating to the Assets or Business), or (E) the Third Party Claim is brought by a customer, supplier or Person having a material business relationship with the Indemnified Party.

(iv)             whether or not the Indemnifying Party assumes the defense of a Third Party Claim, (A) the Indemnified Party shall not admit any liability with respect to, settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (B) the Indemnifying Party shall not admit any liability with respect to, settle, compromise or discharge, such Third Party Claim without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and

(v)               following the Indemnifying Party assumption of the defense of a Third Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, promptly upon receipt thereof, at the Indemnifying Party’s expense, copies of all notices and documents (including court papers) received by Indemnified Party relating to the Third Party Claim as are reasonably requested by the Indemnifying Party.

7.6              Sole and Exclusive Remedy. Except for instances of fraud and instances of criminal misconduct and except for any equitable remedies of the parties provided herein (including pursuant to Section 8.3) and in the Restrictive Covenant Agreement, from and after the Closing the indemnification provisions contained in this Article 7 shall be the sole and exclusive right and remedy exercisable by Buyer Indemnified Persons and Seller Indemnified Persons with respect to any claim arising from this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

7.7              Adjustment to Purchase Price. Any payment made pursuant to this Article 7 shall be considered as an adjustment to the Purchase Price.

7.8              Source of Recovery. Except for instances of fraud and instances of criminal misconduct, subject to the other provisions set forth in this Article 7 Damages suffered or incurred by any Buyer Indemnified Persons will be recoverable solely from the applicable sources, and in accordance with the following order of priority: (a) first, from the Indemnity Escrow Amount, to the extent available; (b) second, at Seller’s sole discretion, from any earn-out payments (as contemplated in Disclosure Schedule 2.9 attached hereto) earned and payable at the time indemnification is owed to any Buyer Indemnified Persons; and (c) third, solely with respect to breaches of Fundamental Representations, breaches of the representations and warranties set forth in Section 3.13, matters of fraud or criminal misconduct or the matters set forth in Sections 7.2(b)-(h), or to the extent any Buyer Indemnified Parties are otherwise not prohibited from seeking further remedies in accordance with the terms hereof, in cash from the Seller or Stockholder, jointly and severally.

7.9              Additional Indemnification Provisions.

(a)                To the extent that any provision for indemnification set forth herein may be unenforceable for any reason, each Indemnifying Party that would otherwise be obligated to indemnify or hold harmless any Indemnified Party with respect to any Damages under such provision shall make the maximum contribution to the payment and satisfaction of such Damages as is permissible under applicable Law.

(b)               The rights of each Person to be indemnified and held harmless, and to exercise any other rights or remedies available to it, under the applicable provisions of this Agreement and any Ancillary Document shall not be affected or deemed waived by (i) any investigation made by such Person or its Representatives, or (ii) the fact that such Person or its Representatives knew of or reasonably should have known of or reasonably could have foreseen, prior to the Closing, the matter or the breach of the representation, warranty, covenant, or agreement that gave rise to such right to indemnification, to be held harmless, or to exercise such other rights or remedies.

8.                  GENERAL PROVISIONS

8.1              Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile (with confirmation of transmission by the transmitting equipment) or e-mail (with written confirmation of receipt); or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party hereto may designate by notice to the other parties hereto):

Seller, Seller’s Representative or Stockholder:

c/o Harvard Bioscience, Inc.

84 October Hill Road

Holliston, Massachusetts 01746

Attention: Jeffrey A. Duchemin, CEO

Fax no.: (508) 429-8478

Email address: jduchemin@harvardbioscience.com

with a mandatory copy (which shall not serve as notice) to:

Burns & Levinson LLP

125 Summer Street

Boston, Massachusetts 02110

Attention: Josef B. Volman and Chad J. Porter

Fax no.: 617-345-3299

Email address: jvolman@burnslev.com and cporter@burnslev.com

Buyer:

Thomas Scientific, LLC

c/o The Carlyle Group

520 Madison Avenue, 33rd Floor

New York, New York 10022

Attention: Adam Glucksman

Fax no.: 212-813-4901

E-mail address: adam.glucksman@carlyle.com

with a mandatory copy (which shall not serve as notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Attention: David A. Scherl and Randi Mason

Fax no.: 212-735-8606

E-mail address: dscherl@morrisoncohen.com; rmason@morrisoncohen.com

8.2              Jurisdiction; Service of Process. Any Action arising out of or relating to this Agreement, the Ancillary Documents or any Contemplated Transaction may be brought in the courts of the State of New York, County of New York, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties hereto agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto irrevocably to waive any objections to venue or to convenience of forum. Process in any Action referred to in the first sentence of this section may be served on any party hereto anywhere in the world.

8.3              Enforcement of Agreement. Each party hereto acknowledges and agrees that the other parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated for in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity, each party hereto shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement.

8.4              Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties hereto; (b) no waiver that may be given by a party hereto will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.5              Entire Agreement and Modification. This Agreement, including the Exhibits and Schedules attached hereto and incorporated herein, supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter, including without limitation the letter of intent among The Carlyle Group, Buyer, and Stockholder dated November 9, 2017 and, upon Closing, the Confidentiality Agreement, and constitutes (along with the Ancillary Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by Seller’s Representative and Buyer. The provisions of this Agreement may not be waived a written instrument executed by the waiving party (or, in the case of Seller or Stockholder, Seller’s Representative on behalf thereof).

8.6              Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that (a) Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Related Person of Buyer, or in connection with a sale of all or substantially all of its assets or business, and (b) Buyer may collaterally assign its rights hereunder to any lender providing financing, provided, however, no assignment shall relieve Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.6.

8.7              Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.8              Construction. The headings of Sections and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Sections” and “Schedules” refer to the corresponding Sections and Schedules of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Documents. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.9              Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.10          Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

8.11          Execution of Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:	SELLER:
THOMAS SCIENTIFIC, LLC	DENVILLE SCIENTIFIC, INC.
By: /s/ Charles Simmons	By: /s/ Jeffrey A. Duchemin
Name: Charles Simmons	Name: Jeffrey A. Duchemin
Title President and Chief Executive Officer	Title: President

STOCKHOLDER:
HARVARD BIOSCIENCE, INC.
By: /s/ Jeffrey A. Duchemin
Name: Jeffrey A. Duchemin
Title: Chief Executive Officer